EXECUTION COPY

EXHIBIT 10.1
Published CUSIP Number: 19933MAC7
FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of October 19, 2012
among
COLUMBUS MCKINNON CORPORATION
and
CERTAIN SUBSIDIARIES,
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,
and
The Other Lenders Party Hereto,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Managers

Page
ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	2

1.01.	Defined Terms	2
1.02.	Other Interpretive Provisions	35
1.03.	Accounting Terms	36
1.04.	Rounding	36
1.05.	Exchange Rates; Currency Equivalents	36
1.06.	Additional Alternative Currencies	37
1.07.	Change of Currency	38
1.08.	Times of Day	38
1.09.	Letter of Credit or Bankers' Acceptance Amounts	38

ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	39

2.01.	Committed Loans	39
2.02.	Borrowings, Conversions and Continuations of Committed Loans	39
2.03.	Letters of Credit and Bankers' Acceptances	41
2.04.	Swing Line Loans	52
2.05.	Prepayments	55
2.06.	Termination or Reduction of Commitments; Certain Mandatory Prepayments	57
2.07.	Repayment of Loans	58
2.08.	Interest	58
2.09.	Fees	59
2.10.	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	59
2.11.	Evidence of Debt	60
2.12.	Payments Generally; Administrative Agent's Clawback	61
2.13.	Sharing of Payments by Lenders	63
2.14.	Increase in Commitments	63
2.15.	Collateral Security	65
2.16.	Designated Borrowers	65
2.17.	Defaulting Lenders	67
2.18.	Cash Collateral	69

i

(continued)
Page
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	70

3.01.	Taxes	70
3.02.	Illegality	75
3.03.	Inability to Determine Rates	76
3.04.	Increased Costs; Reserves on Eurocurrency Rate Loans	76
3.05.	Compensation for Losses	78
3.06.	Mitigation Obligations; Replacement of Lenders	79
3.07.	Survival	79

ARTICLE IV.	CONDITIONS PRECEDENT TO Credit Extensions	79

4.01.	Conditions of Initial Credit Extension	79
4.02.	Conditions to all Credit Extensions	82

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	83

5.01.	Existence, Qualification and Power	83
5.02.	Authorization; No Contravention	83
5.03.	Governmental Authorization; Other Consents	83
5.04.	Binding Effect	83
5.05.	Financial Statements; No Material Adverse Effect; No Internal Control Event	84
5.06.	Litigation	84
5.07.	No Default	85
5.08.	Ownership of Property; Liens	85
5.09.	Environmental Compliance	85
5.10.	Insurance	85
5.11.	Taxes	85
5.12.	ERISA Compliance	85
5.13.	Subsidiaries; Equity Interests	87
5.14.	Margin Regulations; Investment Company Act	87
5.15.	Disclosure	87
5.16.	Compliance with Laws	88
5.17.	Taxpayer Identification Number; Other Identifying Information	88

(continued)
Page
5.18.	Intellectual Property; Licenses, Etc	88
5.19.	Perfection of Security Interest	88
5.20.	Properties	88
5.21.	Solvency	89
5.22.	Bank Accounts	89
5.23.	Obligations as Senior Debt	89
5.24.	Use of Proceeds	89
5.25.	Representations as to Foreign Loan Parties	89
5.26.	OFAC	90

ARTICLE VI.	AFFIRMATIVE COVENANTS	90

6.01.	Financial Statements	90
6.02.	Certificates; Other Information	91
6.03.	Notices	93
6.04.	Payment of Obligations	94
6.05.	Preservation of Existence, Etc	94
6.06.	Maintenance of Properties	94
6.07.	Maintenance of Insurance	94
6.08.	Compliance with Laws, Organizational Documents and Contractual Obligations	95
6.09.	Books and Records	95
6.10.	Inspection Rights	95
6.11.	Use of Proceeds	95
6.12.	Additional Guarantors and Pledgors	96
6.13.	Mortgages	97
6.14.	Approvals and Authorizations	98

ARTICLE VII.	NEGATIVE COVENANTS	98

7.01.	Liens	98
7.02.	Investments	100
7.03.	Indebtedness	101
7.04.	Fundamental Changes	104
7.05.	Dispositions	105
7.06.	Restricted Payments	106

(continued)
Page
7.07.	Change in Nature of Business	107
7.08.	Transactions with Affiliates	107
7.09.	Burdensome Agreements	108
7.10.	Use of Proceeds	108
7.11.	Financial Covenants	108
7.12.	Modifications of Certain Documents; Designation of Senior Debt	109
7.13.	Sale-Leaseback Transactions	109
7.14.	Capital Expenditures	109

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	109

8.01.	Events of Default	109
8.02.	Remedies upon Event of Default	112
8.03.	Application of Funds	112

ARTICLE IX.	ADMINISTRATIVE AGENT	113

9.01.	Appointment and Authority	113
9.02.	Rights as a Lender	113
9.03.	Exculpatory Provisions	114
9.04.	Reliance by Administrative Agent	115
9.05.	Delegation of Duties	115
9.06.	Resignation of Administrative Agent	115
9.07.	Non-Reliance on Administrative Agent and Other Lenders	117
9.08.	No Other Duties, Etc	117
9.09.	Administrative Agent May File Proofs of Claim	117
9.10.	Collateral and Guaranty Matters	118

ARTICLE X.	MISCELLANEOUS	118

10.01.	Amendments, Etc	118
10.02.	Notices; Effectiveness; Electronic Communication	120
10.03.	No Waiver; Cumulative Remedies; Enforcement	122
10.04.	Expenses; Indemnity; Damage Waiver	123
10.05.	Payments Set Aside	125
10.06.	Successors and Assigns	125
10.07.	Treatment of Certain Information; Confidentiality	131

(continued)
Page
10.08.	Right of Setoff	132
10.09.	Interest Rate Limitation	132
10.10.	Counterparts; Integration; Effectiveness	133
10.11.	Survival of Representations and Warranties	133
10.12.	Severability	133
10.13.	Replacement of Lenders	133
10.14.	Governing Law; Jurisdiction; Etc	134
10.15.	Waiver of Jury Trial	135
10.16.	No Advisory or Fiduciary Responsibility	136
10.17.	USA PATRIOT Act	136
10.18.	Time of the Essence	136
10.19.	Electronic Execution of Assignments and Certain Other Documents	137
10.20.	Judgment Currency	137
10.21.	Transitional Arrangements	137
10.22.	Parallel Debt	138

v

SCHEDULES
1.01	Mandatory Cost Formulae
1.02	Existing Letters of Credit and Existing Bankers' Acceptances
2.01	Commitments and Applicable Percentages
5.05	Material Indebtedness and Other Liabilities at June 30, 2012
5.06	Litigation
5.09	Environmental Matters
5.12(c)	ERISA
5.12(d)	Pension Plans
5.13	Subsidiaries; Other Equity Investments
5.17	Identification Numbers for Designated Borrowers that are Foreign Subsidiaries
5.18	Intellectual Property Matters
5.20	Fee and Leasehold Real Property Assets
5.22	Bank Accounts
6.13	Material Leasehold Real Estate Assets
7.01	Existing Liens
7.03	Existing Indebtedness
7.05	Permitted Exclusive Licenses of IP Rights
7.09	Burdensome Agreements
10.02	Administrative Agent's Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Designated Borrower Request and Assumption Agreement
G	Designated Borrower Notice
H	Forms of U.S. Tax Compliance Certificates

FIFTH AMENDED AND RESTATED
CREDIT AGREEMENT
This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement") is dated as of October 19, 2012, among COLUMBUS MCKINNON CORPORATION, a New York corporation (the "Company"), certain Subsidiaries of the Company party hereto pursuant to Section 2.16 (each a "Designated Borrower" and, together with the "Company", the "Borrowers" and, each a "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
WHEREAS, the Company has previously entered into that certain Credit Agreement dated as of March 31, 1998 (as amended, the "Original Credit Agreement"), among the Company, the lenders named therein, and Fleet National Bank, as Agent;
WHEREAS, the Company, Larco Industrial Services Ltd, a business corporation organized under the laws of the Province of Ontario, Columbus McKinnon Limited, a business corporation organized under the laws of Canada, the Guarantors named therein, the lenders from time to time party thereto, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, as L/C Issuer and Fleet Securities, Inc., as Arranger have previously entered into that certain Amended and Restated Credit and Security Agreement, dated as of November 21, 2002 (as amended, the "First Amended and Restated Credit Agreement"), which First Amended and Restated Credit Agreement amended and restated the Original Credit Agreement;
WHEREAS, pursuant to a certain Assignment and Acceptance, dated November 21, 2002, among the Company, the lenders party to the Original Credit Agreement, the Administrative Agent under the First Amended and Restated Credit Agreement and the lenders party to the First Amended and Restated Credit Agreement, (i) the lenders under the Original Credit Agreement assigned to the lenders under the First Amended and Restated Credit Agreement the outstanding loans and other obligations under the Original Credit Agreement and (ii) the Agent under the Original Credit Agreement assigned to the Administrative Agent under the First Amended and Restated Credit Agreement all of its liens, security interests, and collateral security under the Original Credit Agreement;
WHEREAS, the Company, Larco Industrial Services Ltd, a business corporation organized under the laws of the Province of Ontario, Columbus McKinnon Limited, a business corporation organized under the laws of Canada, the Guarantors named therein, the lenders from time to time party thereto, Fleet Capital Corporation, as Administrative Agent, Fleet National Bank, as L/C Issuer and Fleet Securities, Inc., as Arranger have previously entered into that certain Second Amended and Restated Credit and Security Agreement, dated as of January 2, 2004 (as amended, the "Second Amended and Restated Credit Agreement"), which Second Amended and Restated Credit Agreement amended and restated the First Amended and Restated Credit Agreement;
WHEREAS, the Company, the Guarantors named therein, the lenders from time to time party thereto, the Administrative Agent (as assignee of Fleet Capital Corporation), the L/C Issuer (as successor by merger to Fleet National Bank) and Banc of America Securities LLC, as sole lead arranger and sole book manager have previously entered into that certain Third Amended and Restated Credit Agreement, dated as of March 16, 2006 (as amended, the "Third Amended and Restated Credit Agreement"), which Third Amended and Restated Credit Agreement amended and restated the Second Amended and Restated Credit Agreement;

WHEREAS, pursuant to a certain Assignment and Assumption Agreement, dated March 16, 2006, among the Company, the lenders party to the Second Amended and Restated Credit Agreement, the Administrative Agent and Bank of America, N.A., as lender, the lenders under the Second Amended and Restated Credit Agreement assigned to Bank of America, N.A. the outstanding loans and other obligations under the Second Amended and Restated Credit Agreement and Bank of America, N.A. made a subsequent assignment of the commitments under the Third Amended and Restated Credit Agreement to the lenders party to the Third Amended and Restated Credit Agreement;
WHEREAS, the Company, the other Loan Parties party thereto, the lenders party thereto, and the Administrative Agent have previously entered into that certain Fourth Amended and Restated Credit Agreement, dated as of December 31, 2009 (as amended, the "Fourth Amended and Restated Credit Agreement"), which Fourth Amended and Restated Credit Agreement amended and restated the Third Amended and Restated Credit Agreement; and
WHEREAS, it is the intention and desire of the parties that the loans and other obligations under the Fourth Amended and Restated Credit Agreement be amended and restated as set forth herein such that the obligations of the Loan Parties (as defined therein) and the rights, liens, security interests, and collateral security of the Administrative Agent and the Lenders thereunder shall hereafter be evidenced by this Agreement and the other Loan Documents.
NOW, THEREFORE, the parties agree that, effective as of the Closing Date (as defined below), the Fourth Amended and Restated Credit Agreement shall be amended and restated as set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01.            Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:
"Acceptance Credit" means a commercial Letter of Credit in which the L/C Issuer engages with the beneficiary of such Letter of Credit to accept a time draft.
"Acceptance Documents" means such general acceptance agreements, applications, certificates and other documents as the L/C Issuer may require in connection with the creation of Bankers' Acceptances.
"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent's Office" means, with respect to any currency, the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Aggregate Commitments" means the Commitments of all the Lenders.
"Agreement" means this Credit Agreement.
"Alternative Currency" means each of Canadian Dollar, Euro, Hong Kong Dollar, Mexican Peso, Sterling, Swiss Franc, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.06.
"Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
"Alternative Currency Sublimit" means an amount equal to the lesser of the Aggregate Commitments and $40,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Amendment and Reaffirmation" means, collectively, that certain (a) Amendment and Reaffirmation of Ancillary Loan Documents, dated as of December 31, 2009, by and among the Loan Parties and the Administrative Agent and (b) Amendment and Reaffirmation of Security Documents, dated as of October 19, 2012, by and among the Loan Parties and the Administrative Agent
"Applicable Foreign Loan Party Documents" has the meaning specified in Section 5.25(a).
"Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender's Commitment at such time, subject to adjustment as provided in Section 2.17.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C – BA Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Applicable Rate" means, from time to time, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):
Level	Total Leverage Ratio	Commitment Fee	Eurocurrency Rate	Standby Letter of Credit Fee	Commercial Letter of Credit and Bankers' Acceptance Fees	Base Rate
I	Greater than or equal to 3.00x	0.300%	2.500%	2.500%	1.750%	1.500%
II	Less than 3.00x but greater than or equal to 2.50x	0.250%	2.250%	2.250%	1.500%	1.250%
III	Less than 2.50x but greater than or equal to 2.00x	0.200%	2.000%	2.000%	1.250%	1.000%
IV	Less than 2.00x but greater than or equal to 1.75x	0.175%	1.750%	1.750%	1.000%	0.750%
V	Less than 1.75x but greater than or equal to 1.50x	0.150%	1.500%	1.500%	1.000%	0.500%
VI	Less than 1.50x but greater than or equal to 1.00x	0.125%	1.250%	1.250%	1.000%	0.250%
VII	Less than 1.00x	0.125%	1.000%	1.000%	0.750%	0.000%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that (a) subject to clause (b) below, the Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date on which a Compliance Certificate for the fiscal quarter ended September 30, 2012 is delivered shall be determined based upon Pricing Level VI and (b) if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

"Applicable Time" means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
"Applicant Borrower" has the meaning specified in Section 2.16(b).
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Approved Restructuring Charges" means cash or non-cash restructuring charges incurred by the Company and/or its Subsidiaries in an aggregate amount not to exceed $5,000,000 during the term of this Agreement; provided that the aggregate amount of cash restructuring charges during the term of this Agreement shall not exceed $3,750,000 without the consent of the Administrative Agent.
"Arrangers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint book managers.
"Assignee Group" means two or more Eligible Assignees that are Affiliates of one another.
"Assignments of Mortgage" means the several Assignments of Mortgage, made in favor of the Administrative Agent, with respect to certain of the real property assets of the Loan Parties.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
"Audited Financial Statements" means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended March 31, 2012, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
"Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C – BA Credit Extensions pursuant to Section 8.02.
"Bank of America" means Bank of America, N.A. and its successors.
"Bank Product Obligations" means every obligation of the Company and its Subsidiaries under and in respect of any (a) Swap Contract with the Administrative Agent, any Lender or any Affiliate thereof to which the Company or such Subsidiary is a party or which the Company or such Subsidiary has guaranteed and (b) one or more of the following types of services or facilities extended to the Company or such Subsidiary (or which the Company or such Subsidiary has guaranteed) by the Administrative Agent, any Lender or any Affiliate thereof: (i) credit and purchase cards, (ii) lease financing or related services, (iii) Cash Management Services, and (iv) electronic business-to-business payment arrangements (and any corresponding float financing on accounts payable related thereto).

"Bankers' Acceptance" or "BA" means a time draft, drawn by the beneficiary under an Acceptance Credit and accepted by the L/C Issuer upon presentation of documents by the beneficiary of an Acceptance Credit pursuant to Section 2.03 hereof, in the standard form for bankers' acceptances of the L/C Issuer.  "Bankers' Acceptance" or "BA" shall include Existing Bankers' Acceptances.
"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate" and (c) the Eurocurrency Rate plus 1.00%.  The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
"Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.
"Base Rate Loan" means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.
"Borrower" and "Borrowers" each has the meaning specified in the introductory paragraph hereto.
"Borrower Materials" has the meaning specified in Section 6.02.
"Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office with respect to Obligations denominated in Dollars is located and:
(a)            if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b)            if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)            if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
"Canadian Dollar" means the lawful currency of Canada.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C – BA Obligations or obligations of the Lenders to fund participations in respect of L/C – BA Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer.  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Management Services" means any services provided from time to time by the Administrative Agent, any Lender or any Affiliate thereof to the Company or any Subsidiary (or guaranteed by the Company or any Subsidiary) in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
"Casualty Event" means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

"Change in Law" means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Change of Control" means an event or series of events by which:
(a)                any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 25% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)               during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or publicly threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
(c)                any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities;

(d)                the Company shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens); or
(e)                 a "Change of Control" shall occur under the Senior Subordinated Note Indenture.
"Closing Date" means October 19, 2012.
"Code" means the Internal Revenue Code of 1986.
"Collateral" means all of the property, rights and interests of the Loan Parties and their Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.
"Columbus Asia" means Columbus McKinnon Asia Pacific Ltd., Columbus McKinnon Asia Pacific PTE, Ltd. and Columbus McKinnon (Hangzhou) Industrial Products Co. Ltd.
"Columbus Europe" means Columbus McKinnon Dutch Holdings 3 B.V., Columbus McKinnon Industrial Products GmbH, Columbus McKinnon Engineered Products GmbH and Pfaff Beteiligungs GmbH.
"Columbus LATAM" means Columbus McKinnon do Brazil Ltda.
"Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C – BA Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
"Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
"Committed Loan" has the meaning specified in Section 2.01.
"Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
"Company" has the meaning specified in the introductory paragraph hereto.

"Company Security Agreement" means that certain Amended and Restated Security Agreement, dated as of March 16, 2006, from the Company to the Administrative Agent, as amended, modified and/or restated from time to time.
"Company X" has the meaning specified in the Responsible Officer's certificate delivered to the Administrative Agent on the Closing Date.
"Compliance Certificate" means a certificate substantially in the form of Exhibit D.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated EBITDA" means, for any period and without duplication, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in calculating Consolidated Net Income and without duplication (i) income taxes expensed during such period, (ii) Interest Expense during such period, (iii) depreciation, amortization and other Non-Cash Charges accrued for such period, (iv) Approved Restructuring Charges incurred during such period, (v) the amount of any premium paid on the repurchase of the Senior Subordinated Notes, (vi) non-cash losses from any Casualty Event, Disposition or discontinued operation during such period, and (vii) non cash losses arising from mark-to-market hedging arrangements, minus (c) to the extent such items were added in calculating Consolidated Net Income (i) extraordinary gains during such period, (ii) gains from any Casualty Event, Disposition, or discontinued operation during such period, (iii) interest and other income (excluding interest and other income related to CM Insurance Company, Inc.) during such period, (iv) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period, and (v) all non-cash items for such period (including, without limitation, non cash gains arising from mark-to-market hedging arrangements).
"Consolidated Net Income" means, for any period, for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, the net income of the Company and its Subsidiaries.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Copyright Mortgage" means any grant of security interest in copyrights, made by any Loan Party in favor of the Administrative Agent, or any of its predecessors, including, without limitation that certain Memorandum of Grant of Security Interest in Copyrights, dated as of November 21, 2002, between Yale Industrial Products, Inc. and Fleet Capital Corporation (n/k/a Bank of America, N.A.) as agent, as amended, restated, replaced or assigned from time to time, including as amended by that certain First Amendment to Memorandum of Grant of Security Interest in Copyrights, dated as of March 16, 2006.

"Corresponding Obligations" means Yale's Obligations as they may exist from time to time, other than its Parallel Debt.
"Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C – BA Credit Extension.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) when used with respect to Obligations other than Letter of Credit – BA Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit – BA Fees, a rate equal to the Applicable Rate plus 2% per annum.
"Defaulting Lender" means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform its obligation to (i) fund all or any portion of its Loans, within two Business Days of the date such Loans were required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

"Designated Borrower" has the meaning specified in the introductory paragraph hereto.
"Designated Borrower Notice" has the meaning specified in Section 2.16(b).
"Designated Borrower Request and Assumption Agreement" has the meaning specified in Section 2.16(b).
"Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Dollar" and "$" mean lawful money of the United States.
"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
"Domestic Loan Party" means a Loan Party that is organized under the laws of any political subdivision of the United States.
"Domestic Loan Party Obligations" means Obligations of the Domestic Loan Parties.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
"EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
"EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
"Environmental Indemnity Agreement" means that certain Environmental Indemnity Agreement, dated as of March 16, 2006 among the Company, Yale Industrial Products, Inc., Crane Equipment & Service, Inc. and the Administrative Agent, as amended, modified and/or restated from time to time.
"Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to water or public wastewater treatment systems.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; provided, however, that for purposes of this Agreement, an ERISA Event shall not include the cessation of operations at the Company's Midland Forge facilities effective December 31, 2010 and with respect to which an agreement (the "PBGC Agreement") effective as of May 31, 2011 was entered into between the Company and PBGC; provided, further, that notwithstanding the foregoing, an ERISA Event will be deemed to have occurred at such time that (i) the Company makes any election prohibited under the terms of the PBGC Agreement, or fails to make any election required to be made under the terms of the PBGC Agreement, (ii) any event occurs which gives rise to PBGC's right to draw on the letter of credit pursuant to the terms of the PBGC Agreement, or (iii) any other act or omission by the Company occurs that could give rise to liability of the Company to PBGC as a direct result of the PBGC Agreement.
"Euro" and "EUR" mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
"Eurocurrency Rate" means:
(a)                 for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or, (ii) if such rate is not available at such time for any reason the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day, or, (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
"Eurocurrency Rate Loan" means a Committed Loan that bears interest at a rate based on clause (a) of the definition of "Eurocurrency Rate."  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
"Event of Default" has the meaning specified in Section 8.01.
"Excluded Taxes" means, any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
"Existing Bankers' Acceptances" means each Bankers' Acceptance issued by the L/C Issuer (including any Bankers' Acceptance deemed to be issued) under the Fourth Amended and Restated Credit Agreement and listed on Schedule 1.02.
"Existing Letters of Credit" means any Letter of Credit issued by the L/C Issuer (including any Letter of Credit deemed to be issued) under the Fourth Amended and Restated Credit Agreement and listed on Schedule 1.02.

"Extraordinary Receipts" means any cash received by the Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Sections 2.06 (b), (d) or (e) hereof), including, without limitation, (a) pension plan reversions, (b) proceeds of insurance, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), and (e) indemnity payments; provided that, notwithstanding the foregoing, amounts received from the proceeds of that certain escrow account established by Spreckles Industries, Inc. (with such account currently being held by Yale Industrial Products, Inc.) to cover worker's compensation claims made against Spreckles Industries, Inc shall not constitute Extraordinary Receipts.
"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, intergovernmental agreements entered into pursuant to the foregoing, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
"Fee Letter" means the letter agreement, dated as of the date hereof, among the Company, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
"First Amended and Restated Credit Agreement" has the meaning assigned to such term in the Recitals.
"Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the Reference Period ended on such date, minus (ii) the aggregate amount of all maintenance capital expenditures during such Reference Period, minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash (but in no event less than zero in the aggregate) in respect of the current portion of all income taxes for such Reference Period, minus (iv) the aggregate amount of all Restricted Payments (other than Restricted Payments described in clauses (iv), (v) and (vi) of the definition thereof) made in cash by the Company during such Reference Period to (b) the sum for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Interest Expense for such Reference Period (exclusive of Interest Expense consisting of non-cash liabilities arising from mark-to-market hedging arrangements), minus, to the extent included in Interest Expense, the amortization during such Reference Period of financing costs incurred in connection with Indebtedness, plus (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations, but excluding any payments made in respect of the Senior Subordinated Notes pursuant to Section 7.06(f)) paid or required to be paid during such Reference Period; provided, that, in the event of an acquisition permitted by Section 7.02 made during any Reference Period, the foregoing ratio shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of such Reference Period, with such pro forma adjustments (x) as may be required or permitted to be reflected in pro forma financial statements pursuant to Article 11 of Regulation S-X or (y) as may otherwise be reasonably satisfactory to the Administrative Agent.

"Foreign Borrower" means a Designated Borrower that is a Foreign Subsidiary.
"Foreign Borrower Sublimit" means the lesser of (a) $40,000,000 and (b) the Aggregate Commitments.  The Foreign Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Foreign Government Scheme or Arrangement" has the meaning specified in Section 5.12(e).
"Foreign Lender" means, (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
"Foreign Loan Party" means a Loan Party that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
"Foreign Loan Party Obligations" means Obligations of each Foreign Loan Party.
"Foreign Plan" has the meaning specified in Section 5.12(e).
"Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
"Fourth Amended and Restated Credit Agreement" has the meaning assigned to such term in the Recitals.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Lender that is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C – BA Obligations other than L/C – BA Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender's Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Granting Lender" has the meaning specified in Section 10.06(h).
"Guarantee" means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.

"Guarantors" means, collectively, each Subsidiary of the Company listed as "Guarantor" on the signature pages hereto and each other Person (other than a Borrower) which guaranties the Obligations.  With respect to any Domestic Loan Party Obligation, "Guarantor" shall exclude any Foreign Subsidiary of the Company.
"Guarantor Security Agreements" means, collectively (a) each Amended and Restated Security Agreement, dated as of March 16, 2006 from a Guarantor to the Administrative Agent, for the benefit of the Lenders and (b) each additional security agreement executed by a Guarantor, in each case, as amended, modified and/or restated from time to time.
"Guaranties" means the Guaranties made by the Company, the other Borrowers and the Guarantors in favor of the Administrative Agent and the Lenders.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hong Kong Dollar" means the lawful currency of Hong Kong.
"Increase Effective Date" has the meaning specified in Section 2.14(d).
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)                all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)               all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;
(c)                net obligations of such Person under any Swap Contract;
(d)               all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);
(e)                indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)                capital leases and Synthetic Lease Obligations;

(g)               all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)               all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is made expressly non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Indemnitees" has the meaning specified in Section 10.04(b).
"Information" has the meaning specified in Section 10.07.
"Intellectual Property Security Agreements" means each Trademark Agreement, Patent Agreement or Copyright Mortgage.
"Interest Expense" means, for any period, the sum, without duplication, for the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), plus (b) the net amounts paid (or minus the net amounts received) in respect of interest rate Swap Contracts during such period, excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of interest rate Swap Contracts in effect on the Closing Date, plus (c) all fees, including letter of credit or bankers' acceptance fees and expenses, (but excluding reimbursement of legal fees), plus (d) the amortization of financing costs in connection with Indebtedness.
"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last day of each March, June, September and December and the Maturity Date.
"Interest Period" means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date seven (7) or fourteen (14) days or one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the following calendar week, in respect of any seven (7) or fourteen (14) day Interest Period, or in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)         no Interest Period shall extend beyond the Maturity Date.
"Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Company's internal controls over financial reporting, in each case as described in the Securities Laws.
"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
"IP Rights" has the meaning specified in Section 5.18.
"IRS" means the United States Internal Revenue Service.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"Issuer Documents" means with respect to any Letter of Credit or Bankers' Acceptance, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit or Bankers' Acceptance.
"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit or Bankers' Acceptances hereunder, or any successor issuer of Letters of Credit or Bankers' Acceptances hereunder.
"L/C – BA Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C – BA Borrowing in accordance with its Applicable Percentage.  All L/C – BA Advances shall be denominated in Dollars.
"L/C – BA Borrowing" means an extension of credit resulting from (i) a drawing under any Letter of Credit (other than an Acceptance Credit) or (ii) a payment of a Bankers' Acceptance upon presentation, in each case, which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.  All L/C – BA Borrowings shall be denominated in Dollars.
"L/C – BA Credit Extension" means, with respect to any Letter of Credit or Bankers' Acceptance, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
"L/C – BA Obligations" means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, plus the sum of the maximum aggregate amount which is, or at any time thereafter may become, payable by the L/C Issuer under all then outstanding Bankers' Acceptances, plus the aggregate of all Unreimbursed Amounts, including all L/C – BA Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit or Bankers' Acceptance, the amount of such Letter of Credit or Bankers' Acceptance shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
"Letter of Credit" means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer and, in the case of any Acceptance Credit, shall include the related Acceptance Documents.
"Letter of Credit – BA Expiration Date" means the day that is five days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit – BA Fee" has the meaning specified in Section 2.03(i).
"Letter of Credit – BA Sublimit" means an amount equal to the lesser of (a) $40,000,000 and (b) the Aggregate Commitments.  The Letter of Credit – BA Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Liquidity" means, as of any date of determination, an amount equal to the sum of (a) the unrestricted cash on hand of the Company and its Subsidiaries on such date, plus (b) the result of (i) the Aggregate Commitments in effect on such date, minus (ii) the Total Outstandings on such date.
"Loan" means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
"Loan Documents" means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, each Acceptance Document, the Fee Letter, the Post Closing Letter, the Amendment and Reaffirmation, each of the Security Documents and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.18.
"Loan Parties" means, collectively, the Company, each Designated Borrower and each Guarantor.
"Mandatory Cost" means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are party; or (c) a material adverse effect upon the legality, validity, binding effect, enforceability or rights and remedies of the Administrative Agent or the Lenders against the Loan Parties under the Loan Documents.

"Material Rental Obligation" means the obligation of the Loan Parties to pay rent under any one or more operating leases with respect to any real or personal property that is material to the business of the Loan Parties and as to which the aggregate amount of all rents payable during any fiscal year exceeds $1,000,000.
"Maturity Date" means October 31, 2017.
"Mexican Peso" means the lawful currency of Mexico.
"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit and Bankers' Acceptances issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.18(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all LC – BA Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
"Mortgages" means, collectively, the several security instruments (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Loan Party to the Administrative Agent, in such form as may be approved by the Administrative Agent in its sole and reasonable discretion, in each case with such changes thereto as may be recommended by the Administrative Agent's local counsel based on local laws or customary local practices, with respect to the real property owned or leased by a Loan Party, in each case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time, including, without limitation, any mortgages granted to the Administrative Agent after the Closing Date pursuant to Section 6.13.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Net Cash Proceeds" means:
(a)                with respect to the sale of any asset by any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset, so long as the lien securing such Indebtedness is permitted pursuant to Section 7.01, and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by such Loan Party in connection with such sale and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith; and

(b)                with respect to the sale of any capital stock or other equity interest or the incurrence of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale or incurrence over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by such Loan Party in connection with such sale or incurrence.
"Non-Cash Charges" means, with respect to any calculation of Consolidated Net Income for any period, all non-cash extraordinary losses and charges deducted in such calculation, as determined in accordance with GAAP (excluding inventory and account receivable write-downs and charge-offs), including, without limitation, non-cash recognition of unrealized declines in the market value of marketable securities recorded in accordance with FASB Statement No. 115, non-cash asset impairment charges recorded in accordance with FASB Statement No. 142 and FASB Statement No. 144, and non-cash restructuring charges.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Note" means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.
"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or Bankers' Acceptance or any Bank Product Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

"Original Credit Agreement" has the meaning assigned to such term in the Recitals.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
"Outstanding Amount" means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C – BA Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C – BA Obligations on such date after giving effect to any L/C – BA Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C – BA Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.
"Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
"Parallel Debt" has the meaning specified in Section 10.22.
"Participant" has the meaning specified in Section 10.06(d).
"Participant Register" has the meaning specified in Section 10.06(d).

"Participating Member State" means each state so described in any EMU Legislation.
"Patent Agreement" means any grant of security interest in patents, made by any Loan Party in favor of the Administrative Agent, or any of its predecessors, including, without limitation that certain Patent Collateral Assignment and Security Agreement, dated as of November 21, 2002, by and among the Company, Yale Industrial Products, Inc. and Fleet Capital Corporation (n/k/a Bank of America, N.A.) as agent, as amended, restated, replaced or assigned from time to time, including as amended by that certain First Amendment to Patent Collateral Assignment and Security Agreement, dated as of March 16, 2006.
"PBGC" means the Pension Benefit Guaranty Corporation.
"PCAOB" means the Public Company Accounting Oversight Board.
"Pension Act" means the Pension Protection Act of 2006, as amended.
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Permitted Acquisition" has the meaning specified in Section 7.02(i).
"Permitted Encumbrances" means, with respect to each fee-owned or leasehold real property of the Company or any Subsidiary (or similar property interests under local law), those liens, encumbrances and other matters affecting title, zoning, building codes, land use and other similar Laws and municipal ordinances and other similar items, which in any such case, do not materially detract from the value of the property or impair, in any material respect, the use or ownership of such property for its intended purpose, in the ordinary course of business.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"PILOT Leases" means those certain leases between the Company and/or its Subsidiaries and the (i) the city of Lexington, Tennessee and (ii) the city of Chattanooga, Tennessee and the county of Hamilton, Tennessee and/or an authority or other designee of such entities in connection with the acquisition of new equipment and the relocation of certain existing equipment of the Company, its Subsidiaries or its Affiliates.  All of such equipment will be used at the Company's existing facilities located in the city of Lexington, Tennessee and the city of Chattanooga, Tennessee.

"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
"Platform" has the meaning specified in Section 6.02.
"Pledge Agreements" means the pledge agreements, between a Loan Party and the Administrative Agent, pursuant to which any Loan Party pledges any stock, other equity interests or intercompany notes held by it, including, without limitation that certain Pledge Agreement, dated as of November 21, 2002, by and among the Company, Audubon West, Inc., Crane Equipment & Service, Inc. and Fleet Capital Corporation (n/k/a Bank of America, N.A.) as agent, as amended, restated, replaced or assigned from time to time, including, as amended by that certain First Amendment to Pledge Agreement, dated as of the March 16, 2006.
"Post Closing Letter" means the post closing letter, dated as of the date hereof, among the Administrative Agent and the Loan Parties.
"Public Lender" has the meaning specified in Section 6.02.
"Recipient" means the Administrative Agent, any Lender (including the Swing Line Lender), the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
"Reference Period" means, as of any date of determination, the period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).
"Register" has the meaning specified in Section 10.06(c).
"Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Related Real Estate Documents" with respect to any real estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Administrative Agent and received by Administrative Agent for review at least 15 days prior to the effective date of the Mortgage (or such shorter length of time acceptable to Administrative Agent in its reasonable discretion):  (a) a mortgagee title policy (or binder therefor) covering Administrative Agent's interest under the Mortgage, in a form and amount and by an insurer reasonably acceptable to Administrative Agent, which must be fully paid on such effective date; (b) such assignments of leases, rents, estoppel letters, attornment agreements, consents, waivers and releases as Administrative Agent may require with respect to other Persons having an interest in the real estate; (c) a current, as-built survey of the real estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor reasonably acceptable to Administrative Agent; (d) flood insurance in an amount, with endorsements and by an insurer reasonably acceptable to Administrative Agent, if the real estate is within a flood plain; (e) a current appraisal of the real estate, prepared by an appraiser reasonably acceptable to Administrative Agent, and in form and substance satisfactory to Required Lenders; (f) a Phase I (and to the extent appropriate, Phase II) environmental assessment report, prepared by an environmental consulting firm reasonably satisfactory to Administrative Agent, and accompanied by such reports, certificates, studies or data as Administrative Agent may reasonably require, which shall all be in form and substance reasonably satisfactory to Administrative Agent; and (g) an environmental indemnity agreement and such other documents, instruments or agreements as Administrative Agent may reasonably require with respect to any environmental risks regarding the real estate.

"Removal Effective Date" has the meaning specified in Section 9.06(b).
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C – BA Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
"Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C – BA Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C – BA Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
"Resignation Effective Date" has the meaning specified in Section 9.06(a).
"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, secretary, assistant treasurer or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company's stockholders, partners or members (or the equivalent Person thereof), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in, any Loan Party or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in, any Loan Party or any of its Subsidiaries, (iv) any payment or prepayment of principal of, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, the Senior Subordinated Notes or other Indebtedness permitted under Section 7.03(j) and/or any intercompany Indebtedness owing by the Company or any Subsidiary, (v) any voluntary principal prepayments, redemptions, retirement, defeasance, sinking funds or similar payment with respect to the Indebtedness permitted under Section 7.03(f), and (vi) any payment made to any Affiliates of any Loan Party or any of its Subsidiaries in respect of management, consulting or other similar services provided to any Loan Party or any of its Subsidiaries.
"Revaluation Date" means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit or Bankers' Acceptance, each of the following:  (i) each date of issuance of a Letter of Credit or Bankers' Acceptance denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit or Bankers' Acceptance having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit or Bankers' Acceptance denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit and Existing Bankers' Acceptances, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.
"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
"Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.
"Sanction(s)" means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.
"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Second Amended and Restated Credit Agreement" has the meaning assigned to such term in the Recitals.
"Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
"Security Documents" means collectively, the Mortgages, the Guaranties, the Pledge Agreements, the Company Security Agreement, the Guarantor Security Agreements, the Environmental Indemnity Agreement, the Intellectual Property Security Agreements, any assignments of intercompany Indebtedness and all other security agreements, UCC financing statements, and any other instruments or documents required by the Administrative Agent to be executed or delivered hereunder to secure the Obligations.
"Senior Subordinated Note Documents" means the Senior Subordinated Note Indenture, the Senior Subordinated Notes and all other documents, instruments and agreements executed and delivered in connection with the Senior Subordinated Notes, in each case, as the same shall, subject to the terms and conditions of this Agreement, be amended, supplemented or otherwise modified and in effect from time to time.
"Senior Subordinated Note Indenture" means the Columbus McKinnon Corporation 7.875% Senior Subordinated Notes Due 2019 Indenture, dated as of January 25, 2011, among the Company, as issuer, certain Guarantors and U.S. Bank National Association, as trustee, as the same shall, subject to the terms and conditions of this Agreement, be further amended, supplemented or otherwise modified and in effect from time to time.
"Senior Subordinated Notes" means the Company's 7.875% senior subordinated notes due 2019, issued pursuant to the Senior Subordinated Note Indenture, as the same shall, subject to the terms and conditions of this Agreement, be amended, supplemented or otherwise modified and in effect from time to time.
"Significant Subsidiary" means any Subsidiary of the Company which accounts for more than fifteen percent of one or more of:
(a)	the book value of the consolidated assets of the Company and its Subsidiaries; or
(b)	the consolidated revenues of the Company and its Subsidiaries, all as shown in the financial statements most recently delivered under Section 6.01(a) or (b).
"Solvent" means, with respect to any Person on a particular date, that, at fair valuations, (a) the sum of such Person's assets is greater than (x) all of such Person's consolidated liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) and (y) the amount required to pay such liabilities as they become absolute, matured or otherwise become due in the normal course of business, (b) such Person has the ability to pay its debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute, matured or otherwise become due in the normal course of business and (c) such Person does not have an unreasonably small amount of capital with which to conduct its business.

"SPC" has the meaning specified in Section 10.06(h).
"Special Notice Currency" means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
"Spot Rate" for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit or Bankers' Acceptance denominated in an Alternative Currency.
"Sterling" and "£" mean the lawful currency of the United Kingdom.
"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.
"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.
"Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
"Swing Line Loan" has the meaning specified in Section 2.04(a).
"Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
"Swing Line Sublimit" means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
"Swiss Franc" means the lawful currency of Switzerland.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Third Amended and Restated Credit Agreement" has the meaning assigned to such term in the Recitals.
"Threshold Amount" means $4,000,000.

"Total Funded Indebtedness" means, with respect to the Company and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Lease Obligations or any Capital Lease Obligations, and (iv) the maximum drawing amount of all standby letters of credit outstanding and the maximum stated amount of all bankers' acceptances outstanding, plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Company or any of its Subsidiaries.  For the avoidance of doubt, net obligations of the Company and its Subsidiaries under any Swap Contract shall not constitute Total Funded Indebtedness.
"Total Leverage Ratio" means, as of any date of determination, the ratio of (a) an amount equal to (i) Total Funded Indebtedness (which shall include the L/C – BA Obligations, other than the L/C – BA Obligations relating to commercial letters of credit) of the Company and its Subsidiaries outstanding on such date, less (ii) Indebtedness in respect of Guarantees by the Company permitted under Section 7.03(k), less (iii) unrestricted cash on hand of the Company and its Subsidiaries on such date to (b) Consolidated EBITDA for the Reference Period ended on such date; provided, that, in the event of an acquisition permitted by Section 7.02 made during any Reference Period, the foregoing ratio shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of such Reference Period, with such pro forma adjustments (i) as may be required or permitted to be reflected in pro forma financial statements pursuant to Article 11 of Regulation S-X or (ii) as may otherwise be reasonably satisfactory to the Administrative Agent.
"Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C – BA Obligations.
"Trademark Agreement" means any grant of security interest in trademarks, made by any Loan Party in favor of the Administrative Agent, or any of its predecessors, including, without limitation that certain Trademark Collateral Security and Pledge Agreement, dated as of November 21, 2002, by and among the Company, Yale Industrial Products, Inc. and Fleet Capital Corporation (n/k/a Bank of America, N.A.) as agent, as amended, restated, replaced or assigned from time to time, including as amended by that certain First Amendment to Trademark Collateral Security and Pledge Agreement, dated as of the March 16, 2006.
"Type" means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce ("ICC") Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
"UCC" means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
"United States" and "U.S." mean the United States of America.
"Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning specified in Section 3.01(e)(ii)(B)(III).
"Yale" means Yale Industrial Products, Inc.
"Yen" and "¥" mean the lawful currency of Japan.
1.02.          Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."
(c)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03.          Accounting Terms. (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at the lesser of (x) 100% of the outstanding principal amount thereof and (y) the then-applicable accreted value thereof, and the effects of FASB ASC 825 and FASB ASC 470-2064 on financial liabilities shall be disregarded.
(b)                Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
1.04.          Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05.          Exchange Rates; Currency Equivalents.
(a)                The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)                Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit or Bankers' Acceptance, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit or Bankers' Acceptance is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
1.06.          Additional Alternative Currencies.
(a)                The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit or Bankers' Acceptances be issued in a currency other than those specifically listed in the definition of "Alternative Currency;" provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit or Bankers' Acceptances, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)                Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit or Bankers' Acceptances, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit or Bankers' Acceptances, the Administrative Agent shall promptly notify the L/C Issuer thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit or Bankers' Acceptances) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit or Bankers' Acceptances, as the case may be, in such requested currency.

(c)                Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit or Bankers' Acceptances to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit or Bankers' Acceptances in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit or Bankers' Acceptance issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.  Any specified currency of an Existing Letter of Credit or Existing Bankers' Acceptance that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of "Alternative Currency" shall be deemed an Alternative Currency with respect to such Existing Letter of Credit or Existing Bankers' Acceptance only.
1.07.          Change of Currency.
(a)                Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
(b)                Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)                Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08.          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).
1.09.          Letter of Credit or Bankers' Acceptance Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit or Bankers' Acceptance at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit or Bankers' Acceptance in effect at such time; provided, however, that with respect to any Letter of Credit or Bankers' Acceptance that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit or Bankers' Acceptance shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit or Bankers' Acceptance after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01.          Committed Loans.
(a)                Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Committed Loan") to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C – BA Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iv) the sum of the aggregate Outstanding Amount of all Committed Loans made to Foreign Borrowers and the aggregate Outstanding Amount of L/C – BA Obligations of the Foreign Borrowers shall not exceed the Foreign Borrower Sublimit.  Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(b)                [Intentionally Omitted].
2.02.          Borrowings, Conversions and Continuations of Committed Loans.
(a)                Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company's irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans.  Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower.  If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars.  If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)                Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office for the applicable currency not later than 1:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C – BA Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C – BA Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c)                Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)                The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)                After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans and there shall be not more than one (1) Interest Period comprised of seven or fourteen days at any time.
2.03.          Letters of Credit and Bankers' Acceptances.
(a)                The Letter of Credit – BA Commitment.
(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit – BA Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries (including any Designated Borrower), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, (2) to honor drawings under the Letters of Credit, and (3) with respect to Acceptance Credits, to create Bankers' Acceptances in accordance with the terms thereof and hereof; and (B) the Lenders severally agree to participate in Letters of Credit and Bankers' Acceptances issued for the account of the Company or its Subsidiaries (including any Designated Borrower) and any drawings thereunder; provided that (I) after giving effect to any L/C – BA Credit Extension with respect to any Letter of Credit or Bankers' Acceptance, (v) the Total Outstandings shall not exceed the Aggregate Commitments, (w) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C – BA Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, (x) the Outstanding Amount of the L/C – BA Obligations shall not exceed the Letter of Credit – BA Sublimit and (y) the sum of the aggregate Outstanding Amount of all Committed Loans made to Foreign Borrowers and the aggregate Outstanding Amount of the L/C – BA Obligations of the Foreign Borrowers shall not exceed the Foreign Borrower Sublimit and (II) as to Acceptance Credits, the Bankers' Acceptance created or to be created thereunder shall be an eligible bankers' acceptance under Section 13 of the Federal Reserve Act (12 U.S.C. Sec. 372).  Each request by the Company for the issuance or amendment of a Letter of Credit or Bankers' Acceptance shall be deemed to be a representation by the Company that the L/C – BA Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit and Existing Bankers' Acceptances shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms of and conditions hereof.

(ii)          The L/C Issuer shall not issue any Letter of Credit or Bankers' Acceptance, if:
(A)            [Intentionally Omitted]; or
(B)             the expiry date of such requested Letter of Credit, or the maturity of any Bankers' Acceptance issued under such requested Letter of Credit, would occur after the Letter of Credit – BA Expiration Date, unless all the Lenders have approved such expiry date; provided that, the expiry date of such requested Letter of Credit, or the maturity of any Bankers' Acceptance issued under such requested Letter of Credit, may occur after the Letter of Credit – BA Expiration Date so long as (1) such expiry date or maturity would not occur after October, 31, 2018, and (2) the Company shall comply with Section 2.03(g) with respect to such Letters of Credit and Bankers' Acceptances.
(iii)            The L/C Issuer shall not be under any obligation to issue any Letter of Credit or Bankers' Acceptance if:
(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit or any related Bankers' Acceptance, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit or related bankers' acceptances generally or such Letter of Credit or any related Bankers' Acceptance in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit or related Bankers' Acceptance any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)             the issuance of such Letter of Credit or any related Bankers' Acceptance would violate one or more policies of the L/C Issuer applicable to letters of credit generally, or the creation of any related Bankers' Acceptance would cause the L/C Issuer to exceed the maximum amount of outstanding bankers' acceptances permitted by applicable law;
(C)             such Letter of Credit or any related Bankers' Acceptance shall be denominated in a currency other than Dollars or an Alternative Currency;
(D)            such Letter of Credit or any related Bankers' Acceptance contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
(E)             any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit or Bankers' Acceptance then proposed to be issued or that Letter of Credit and all other L/C – BA Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(F)             the L/C Issuer does not as of the issuance date of such requested Letter of Credit or any related Bankers' Acceptance issue Letters of Credit or Bankers' Acceptances in the requested currency; or
(G)             the maturity date of any Bankers' Acceptance issued under any such requested Acceptance Credit would occur earlier than 30 or later than 120 days from date of issuance, and in any event, later than 60 days before the Letter of Credit – BA Expiration Date or such later date to the extent permitted under the proviso contained in Section 2.03(a)(ii)(B), unless the Administrative Agent has approved such expiry date.
(iv)        The L/C Issuer shall not amend any Letter of Credit or any Bankers' Acceptance if the L/C Issuer would not be permitted at such time to issue such Letter of Credit or Bankers' Acceptance in its amended form under the terms hereof.
(v)         The L/C Issuer shall be under no obligation to amend any Letter of Credit or Bankers' Acceptance if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit or Bankers' Acceptance in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit or Bankers' Acceptance does not accept the proposed amendment to such Letter of Credit or Bankers' Acceptance.

(vi)        The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit or Bankers' Acceptances issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit and Bankers' Acceptances issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit and Bankers' Acceptances as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)                Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing or presentation thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing or presentation thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.  Immediately upon the creation of each Bankers' Acceptance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Bankers' Acceptance in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Bankers' Acceptance.
(iii)         If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving 30 days' prior notice to the beneficiary thereof (the "Non-Extension Notice Date").  Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit – BA Expiration Date or such later date to the extent permitted under the proviso contained in Section 2.03(a)(ii)(B); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                 Drawings and Reimbursements; Funding of Participations.
(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing or, with respect to any Acceptance Credit, presentation of documents, under such Letter of Credit, or any presentation for payment of a Bankers' Acceptance, the L/C Issuer shall notify the Company and the Administrative Agent thereof.  In the case of a Letter of Credit or Bankers' Acceptance denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers' Acceptance to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit or Bankers' Acceptance to be reimbursed in an Alternative Currency (each such date, an "Honor Date"), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on such Letter of Credit or such payment on such Bankers' Acceptance, as applicable, and in the applicable currency.  If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing or payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit or Bankers' Acceptance denominated in an Alternative Currency) (the "Unreimbursed Amount"), and the amount of such Lender's Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent's Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C – BA Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C – BA Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C – BA Borrowing and shall constitute an L/C – BA Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)         Until each Lender funds its Committed Loan or L/C – BA Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit or payments made on any Bankers' Acceptance, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)          Each Lender's obligation to make Committed Loans or L/C – BA Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit and payments made on Bankers' Acceptances, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice).  No such making of an L/C – BA Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit or Bankers' Acceptance, together with interest as provided herein.
(vi)         If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Committed Loan included in the relevant Committed Borrowing or L/C – BA Advance in respect of the relevant L/C – BA Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                Repayment of Participations.
(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit or Bankers' Acceptance and has received from any Lender such Lender's L/C – BA Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)            Obligations Absolute.  The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and each payment under any Bankers' Acceptance, and to repay each L/C – BA Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)            any lack of validity or enforceability of such Letter of Credit or Bankers' Acceptance, this Agreement, or any other Loan Document;
(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit or Bankers' Acceptance (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or Bankers' Acceptance or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)         any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit or Bankers' Acceptance proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or obtain payment under any Bankers' Acceptance;

(iv)         waiver by the L/C Issuer of any requirement that exists for the L/C Issuer's protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;
(v)          honor of a demand for payment presented electronically even if such Letter of Credit or Bankers' Acceptance requires that demand be in the form of a draft;
(vi)        any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit or Bankers' Acceptance if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)       any payment by the L/C Issuer under such Letter of Credit or Bankers' Acceptance against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or Bankers' Acceptance so long as the L/C Issuer has not acted with gross negligence or willful misconduct; or any payment made by the L/C Issuer under such Letter of Credit or Bankers' Acceptance to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit or Bankers' Acceptance, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)            any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
(ix)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto, and each Bankers' Acceptance, that is delivered to it and, in the event of any claim of noncompliance with the Company's instructions or other irregularity, the Company will promptly notify the L/C Issuer.  The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                  Role of L/C Issuer.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit or making any payment under a Bankers' Acceptance, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Bankers' Acceptance, Issuer Document or Acceptance Document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or Bankers' Acceptance; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or to honor any Bankers' Acceptance presented for payment in strict compliance with its terms and conditions.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and, in the absence of the L/C Issuer's gross negligence or willful misconduct, the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or Bankers' Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or Bankers' Acceptance or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)                Cash Collateral.   Upon the request of the Administrative Agent or the L/C Issuer, if, as of the date that is sixty (60) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day), any L/C – BA Obligation remains outstanding with respect to any Letters of Credit and/or Bankers' Acceptances described in the proviso contained in Section 2.03(a)(ii)(B), the Company shall immediately Cash Collateralize the then Outstanding Amount of all L/C – BA Obligations with respect to any Letters of Credit and/or Bankers' Acceptances described in the proviso contained in Section 2.03(a)(ii)(B) in an amount equal to 103% of the Outstanding Amount thereof.
(ii)            In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C – BA Obligations at such time exceeds 105% of the Letter of Credit – BA Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C – BA Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C – BA Obligations exceeds the Letter of Credit – BA Sublimit.
(iii)            Sections 2.05, 2.17, 2.18, 8.02(c) and 8.03 set forth certain additional requirements to deliver Cash Collateral hereunder.

(h)               Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer's rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit, Bankers' Acceptance or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP of UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or Bankers' Acceptance chooses such law or practice.
(i)                  Letter of Credit – BA Fees.  The Company shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage, in Dollars, a Letter of Credit – BA fee (the "Letter of Credit – BA Fee") for each Letter of Credit and each Bankers' Acceptance (without duplication) equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit or the maximum stated amount of such Bankers' Acceptance, as the case may be.  For purposes of computing the daily amount available to be drawn under any Letter of Credit or the maximum stated amount of any Bankers' Acceptance, the amount of such Letter of Credit or Bankers' Acceptance, as the case may be, shall be determined in accordance with Section 1.09.  Letter of Credit – BA Fees shall be (i) due and payable in Dollars on the last day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit or Bankers' Acceptance (as the case may be), on the Letter of Credit – BA Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit and the maximum stated amount of each Bankers' Acceptance, as the case may be, shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit – BA Fees shall accrue at the Default Rate.
(j)                  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (x) with respect to each commercial Letter of Credit and each Bankers' Acceptance (without duplication), at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the amount available to be drawn under such commercial Letter of Credit or the maximum stated amount of such Bankers' Acceptance, as the case may be, and payable upon the issuance thereof, (y) with respect to any amendment of a commercial Letter of Credit or Bankers' Acceptance increasing the amount of such commercial Letter of Credit or Bankers' Acceptance, at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment and (z) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable in Dollars on the last day of each of March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit – BA Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit or the maximum stated amount of any Bankers' Acceptance, the amount of such Letter of Credit or Bankers' Acceptance, as the case may be, shall be determined in accordance with Section 1.09.  In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bankers' acceptances as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                 Conflict with Issuer Documents or Acceptance Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document or Acceptance Document, the terms hereof shall control.
(l)                  Letters of Credit Issued for Subsidiaries; Designated Borrowers.
(i)            Notwithstanding that a Letter of Credit or a Bankers' Acceptance issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit or Bankers' Acceptance.  The Company hereby acknowledges that the issuance of Letters of Credit and Bankers' Acceptances for the account of Subsidiaries inures to the benefit of the Company, and that the Company's business derives substantial benefits from the businesses of such Subsidiaries.
(ii)           Notwithstanding anything contained in this Section 2.03 to the contrary, in the event that a Letter of Credit or Bankers' Acceptance is issued on account of a Subsidiary that is a Designated Borrower or a Subsidiary of a Designated Borrower, all of the Obligations under this Section with respect to such Letter of Credit or Bankers' Acceptance (i.e., reimbursement obligations, cash collateral obligations, letter of credit-banker's acceptance fees and fronting fees) shall be direct obligations of such Designated Borrower.
2.04.          Swing Line Loans.
(a)                The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole and absolute discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans in Dollars (each such loan, a "Swing Line Loan") to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C – BA Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C – BA Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swing Line Loan.

(b)                Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company's irrevocable notice to the Swing Line Lender and, provided that the Swing Line Lender is not the same entity as the Administrative Agent, the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, in its absolute and sole discretion, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.
(c)                Refinancing of Swing Line Loans.
(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent's Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), then, without limiting the other provisions of this Agreement, the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)         Each Lender's obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)                Repayment of Participations.
(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)                Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
(f)                 Payments Directly to Swing Line Lender.  The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05.          Prepayments.
(a)                 Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment.  If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)                 If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or Cash Collateralize the L/C – BA Obligations in an aggregate amount equal to such excess; provided, however, that, subject to the provisions of Section 2.18, the Borrowers shall not be required to Cash Collateralize the L/C – BA Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.
(d)                If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
(e)               If the Administrative Agent notifies the Company at any time that the sum of the Outstanding Amount of all Loans made to Foreign Borrowers at such time and the Outstanding Amount of all L/C – BA Obligations of the Foreign Borrowers at such time exceeds an amount equal to 105% of the Foreign Borrower Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay such Loans and/or the Borrowers shall Cash Collateralize such L/C – BA Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Foreign Borrower Sublimit; provided, however, that, subject to the provisions of Section 2.18, the Borrowers shall not be required to Cash Collateralize such L/C – BA Obligations pursuant to this Section 2.05(e) unless after the prepayment in full of such Loans, such L/C – BA Obligations exceed the Foreign Borrower Sublimit.

2.06.          Termination or Reduction of Commitments; Certain Mandatory Prepayments.
(a)                Termination and Reductions in Commitments.  The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit – BA Sublimit, the Foreign Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
(b)                Dispositions.  If the Company or any Subsidiary makes any Disposition (other than Dispositions permitted by Section 7.05) the Loans shall be repaid and the Aggregate Commitments shall be permanently reduced in the amount of the Net Cash Proceeds (determined as of the date of such Disposition, whether or not such Net Cash Proceeds are then received by the Company or such Subsidiary) from such Disposition.  Nothing in this Section 2.06(b) shall permit any Disposition that is not permitted by Section 7.05.
(c)                Extraordinary Receipts.  Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Loans shall be repaid and Aggregate Commitments shall be permanently reduced by an amount equal to 100% of such Extraordinary Receipts, net of any actual expenses incurred in collecting such Extraordinary Receipts; provided, that in the case of insurance proceeds received in connection with a Casualty Event with respect to Property having an aggregate market value less than $1,500,000 (or such larger amount approved, in writing, by the Administrative Agent), so long as, at the time of receipt and use of such insurance proceeds, no Event of Default shall have occurred and be continuing, the Loan Parties shall be entitled to use such insurance proceeds (in an amount not in excess of $1,500,000 (or such larger amount approved, in writing, by the Administrative Agent)) to repair or replace the Property affected by such Casualty Event, provided, further, that (A) until so used, such insurance proceeds shall be, if so directed by the Administrative Agent, deposited into a cash collateral account (and when so deposited such insurance proceeds shall constitute Collateral for the Obligations then outstanding) or applied to repay the Loans, (B) such insurance proceeds may be used solely to repair or replace the Property that was the subject of such Casualty Event with other Property of the same type unless otherwise agreed, in writing, by the Administrative Agent, (C) such insurance proceeds must be used and such Property must be repaired or replaced within 180 days after the date of receipt thereof unless otherwise agreed, in writing, by the Administrative Agent, and (D) upon the occurrence and during the continuance of an Event of Default or after such 180 day period or any extension thereof approved, in writing, by the Administrative Agent shall have expired, such insurance proceeds, if not so used, shall be applied to the prepayment of Loans and cover for L/C – BA Obligations as provided in this subsection 2.06(c).

(d)                Additional Indebtedness.  If the Company or any Subsidiary incurs Indebtedness, other than Indebtedness permitted to be incurred pursuant to Section 7.03, the Loans shall be repaid and the Aggregate Commitments shall be permanently reduced by the amount of the Net Cash Proceeds from the incurrence of such Indebtedness.  Nothing in this Section 2.06(d) shall permit the incurrence of any Indebtedness that is not permitted by Section 7.03.
(e)                Issuance of Additional Equity Interests.  Upon the issuance by the Company or any Subsidiary of any additional Equity Interests, if the Total Leverage Ratio as of the fiscal quarter most recently then ended, calculated on a pro forma basis after giving effect to such equity issuance is greater than or equal to 3.25 to 1, the Loans shall be repaid and the Aggregate Commitments shall be permanently reduced by an amount equal to 50% of the Net Cash Proceeds from such issuance.
2.07.          Repayment of Loans.
(a)                 Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.
(b)                The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.
2.08.          Interest.
(a)                Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)           (i)            If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)           If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)         Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)                Interest on each Loan shall be due and payable by the Borrowers in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09.          Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:
(a)                Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans (other than Swing Line Loans) and (ii) the Outstanding Amount of L/C – BA Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last day of each March, June, September and December, or if the last day of such month is not a Business Day, on the next Business Day thereafter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)                Other Fees.   The Company shall pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)          The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10.          Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Borrowers' obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder so long as the Administrative Agent's demand for payment under this paragraph is made on or before the date that is ninety (90) days after such termination and repayment.
2.11.          Evidence of Debt.
(a)                The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans to such Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Bankers' Acceptances and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12.          Payments Generally; Administrative Agent's Clawback.
(a)                 General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Committed Loan included in such Committed Borrowing.  Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)                 Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit, Bankers' Acceptances and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)                 Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13.          Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C – BA Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C – BA Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.18, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C – BA Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14.          Increase in Commitments.
(a)                 Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may, from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $75,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000.  At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)                 Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)                Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Company and each Lender of the Lenders' responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel; provided that the opportunity to increase its Commitment is first offered to each existing Lender in accordance with this Section 2.14.
(d)                Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase.  The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)                 Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall (i) deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (y) no Default exists and (ii) pay to each Person entitled thereto (including, without limitation, any Arranger, any Lender and/or Eligible Assignee participating in any such increase in the Aggregate Commitments) all fees payable in connection with such increase in the Aggregate Commitments as agreed to by such Person and the Borrowers.  The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)                Increases Subject to Same Terms.  Except with respect to any fees that may be paid pursuant to Section 2.14(e)(ii), any incremental increase in the Aggregate Commitments pursuant to this Section 2.14 shall be made on, and shall be subject to, the terms and conditions (including, without limitation, payment and interest terms) applicable to the existing Commitments of the existing Lenders.
(g)                Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15.          Collateral Security.
(a)                Subject to Section 6.12, the Obligations shall be secured by a perfected first priority security interest (subject only to Liens permitted by Section 7.01 entitled to priority under applicable law) in (i) all of the assets of the Domestic Loan Parties (other than Equity Interests in Subsidiaries which are addressed in clause (ii) below), whether now owned or hereafter acquired, including, without limitation all real, leasehold and personal property of each Loan Party, (ii) all Equity Interests of all Domestic Subsidiaries of each Domestic Loan Party and all Equity Interests of each first-tier Foreign Subsidiary of each Domestic Loan Party; provided that, with respect to first-tier Foreign Subsidiaries of Domestic Loan Parties, such equity pledge shall be limited to 65% of the capital stock of such Foreign Subsidiary to the extent the pledge secures Domestic Loan Party Obligations (for the avoidance of doubt, to the extent the equity pledge of a first-tier Foreign Subsidiary of a Domestic Loan Party secures Foreign Loan Party Obligations, such limitation shall not apply), (iii) all present and future intercompany debt owing to each Domestic Loan Party and (iv) all proceeds and products of the property and assets described in (i), (ii) and (iii) above.
(b)                Subject to Section 6.12, the Foreign Loan Party Obligations shall be secured by a perfected first priority security interest (subject only to Liens permitted by Section 7.01 entitled to priority under applicable law) in (i) all of the assets of the Loan Parties, whether now owned or hereafter acquired, including, without limitation all real, leasehold and personal property of each Loan Party, (ii) all Equity Interests of all Subsidiaries of each Loan Party, (iii) all present and future intercompany debt owing to each Loan Party and (iv) all proceeds and products of the property and assets described in (i), (ii) and (iii) above.
2.16.          Designated Borrowers.
(a)                [Intentionally Omitted].

(b)               The Company may at any time, upon (a) not less than 60 Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) and (b) receipt of the Administrative Agent's and each Lenders' prior written consent, designate Columbus Asia, Columbus Europe, Columbus LATAM or any Subsidiary of the Company (an "Applicant Borrower") as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a "Designated Borrower Request and Assumption Agreement").  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent shall have received such supporting resolutions, incumbency certificates, Security Documents, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require.  If the Administrative Agent and the Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, Security Documents, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a "Designated Borrower Notice") to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
(c)                The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature.  The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.
(d)                Each Subsidiary of the Company that is or becomes a "Designated Borrower" pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(e)                The Company may from time to time, upon not less than 15 Business Days' notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower's status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower's status.

2.17.          Defaulting Lenders.
(a)                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)            Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of "Required Lenders" and Section 10.01.
(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer's Fronting Exposure with respect to such Defaulting Lender according with Section 2.18; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Bankers' Acceptances issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C – BA Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit or Bankers' Acceptances were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C – BA Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C – BA Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C – BA Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.
(A)       No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)        Each Defaulting Lender shall be entitled to receive Letter of Credit – BA Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit or Bankers' Acceptances for which it has provided Cash Collateral pursuant to Section 2.18.
(C)       With respect to any Letter of Credit – BA Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit – BA Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C – BA Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such Letter of Credit – BA Fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit – BA Fee.
(iv)         Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender's participation in L/C – BA Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of the Committed Loans of any Non-Defaulting Lender, plus such Non-Defaulting Lender's Applicable Percentage of the Outstanding Amount of all L/C – BA Obligations, plus such Non-Defaulting Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans, to exceed such Non-Defaulting Lender's Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)          Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders' Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers' Fronting Exposure in accordance with the procedures set forth in Section 2.18.
(b)                Defaulting Lender Cure.  If the Company, the Administrative Agent, the Swing Line Lender and the L/C Issuer, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Bankers' Acceptances and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
2.18.          Cash Collateral.
(a)                Certain Credit Support Events.  If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit or made any payment under any Bankers' Acceptance and such drawing has resulted in an L/C – BA Borrowing, (ii) as of the Letter of Credit – BA Expiration Date, any L/C – BA Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Sections 8.02(c) or 8.03, or (iv) there shall exist a Defaulting Lender, the Company shall immediately following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)               Grant of Security Interest.  Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations.  The grant of a security interest pursuant to this Section 2.18(b) by each Foreign Borrower shall serve as a security interest for only the Foreign Loan Party Obligations.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.18 or Sections 2.03, 2.05, 2.17,  8.02, or 8.03 in respect of Letters of Credit or Bankers' Acceptances shall be held and applied to the satisfaction of the specific L/C – BA Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)                Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.18, may be otherwise applied in accordance with Section 8.03), (y) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (z) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.          Taxes.  (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)         If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)                Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, each Borrower shall or shall cause the applicable Loan Party to timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)                Tax Indemnifications.  (i) Each Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of  such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)            Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (x) the Administrative Agent against Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)                Evidence of Payments.  Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.
(e)                Status of Lenders; Tax Documentation.   Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and to the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonable requested by the Company or the Administrative Agent, shall deliver such other documentation or information prescribed by applicable laws reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)           Without limiting the generality of the foregoing, in the event that the a Borrower is a U.S. Person:

(A)             any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty,
(II)            executed originals of IRS Form W-8ECI;
(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or
(IV)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)             any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)                Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party, or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or such other Loan Party, as the case may be, under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                Survival.  Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of right by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02.          Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or in an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Eurocurrency Rate Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03.            Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated  in Dollars or an Alternative Currency)  or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
3.04.            Increased Costs; Reserves on Eurocurrency Rate Loans.  (a) Increased Costs Generally.  If any Change in Law shall:
(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, bankers' acceptances, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)          result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
(iv)         impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or Bankers' Acceptance or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit or Bankers' Acceptance (or of maintaining its obligation to participate in or to issue any Letter of Credit or Bankers' Acceptance), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)                Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Bankers' Acceptances or Swing Line Loans held by, such Lender, or the Letters of Credit or Bankers' Acceptances issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.
(c)                 Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.
(d)                Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)               Additional Reserve Requirements.  The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least ten days' prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.
3.05.          Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by any Borrower;
(c)                 any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit or Bankers' Acceptance (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)                any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06.          Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)                Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.
3.07.          Survival.  All of the Borrowers' obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation or removal of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01.          Conditions of Initial Credit Extension.  The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent on or prior to the Closing Date:
(a)                The Administrative Agent's receipt of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)            executed counterparts of this Agreement and each other Loan Document, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii)           Notes executed by the Borrowers in favor of each Lender requesting a Note;
(iii)         [Intentionally Omitted];
(iv)        [Intentionally Omitted];
(v)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(vi)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(vii)       a favorable opinion of DLA Piper LLP (US), counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request
(viii)      a favorable opinion of Oklahoma local counsel to Crane Equipment & Service, Inc., reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender;
(ix)          [Intentionally Omitted];
(x)            a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(xi)          a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since March 31, 2012 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) as to the absence of any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;

(xii)        a solvency certificate signed by the chief financial officer of the Loan Parties;
(xiii)       [intentionally omitted];
(xiv)      evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(xv)        evidence that the Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Liens permitted pursuant to Section 7.01 and entitled to priority under applicable Law) security interest in and Lien upon the Collateral, along with, in form and substance satisfactory to the Lenders, evidence that all filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected;
(xvi)      a completed and fully executed perfection certificate (or a bringdown of the perfection certificate provided with respect to the Fourth Amended and Restated Credit Agreement) with respect to each Loan Party and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) and other evidence satisfactory to the Administrative Agent that there are no Liens upon the Collateral, other than Liens permitted pursuant to Section 7.01 and otherwise in form and substance satisfactory to the Lenders;
(xvii)     executed counterparts of (A) the Amendment and Reaffirmation, and (B) a Third Amendment to Pledge Agreement;
(xviii)   assignments to the Administrative Agent for the benefit of the Lenders, of all notes and instruments evidencing intercompany Indebtedness among the Company and its Subsidiaries; and
(xix)        such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
(b)                Any fees required to be paid on or before the Closing Date shall have been paid.
(c)                Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.          Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
(a)                The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension (other than to the extent any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of such date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (other than to the extent any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of such earlier date) and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)                No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)                The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)                If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.16 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
(e)                 In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit or Bankers' Acceptance to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01.            Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02.            Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in the case of clause (b)(i) for such violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5.03.            Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, and (b) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
5.04.            Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

5.05.          Financial Statements; No Material Adverse Effect; No Internal Control Event.
(a)               The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be shown in accordance with GAAP.
(b)              The unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated June 30, 2012 and the related consolidated statements of income or operations, shareholders' equity and cash flows and consolidating statements of income or operations for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
(c)               Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)              To the best knowledge of the Company, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries on a consolidated basis.
(e)               The consolidated and consolidating forecasted balance sheet and statements of income and consolidated cash flows of the Company and its Subsidiaries delivered pursuant to Section 6.01(c) and Section 6.01(c) of the Fourth Amended and Restated Credit Agreement were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of delivery of such forecasts.
5.06.          Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07.          No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08.          Ownership of Property; Liens.  Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
5.09.          Environmental Compliance.  The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10.          Insurance.  The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any insurance coverage from CM Insurance Company, Inc. compatible with the following standards) with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
5.11.          Taxes.  The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
5.12.          ERISA Compliance.
(a)                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of, such tax-qualified status.

(b)               There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)                 Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) except as set forth on Schedule 5.12(c) hereto, neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)                Neither the Borrowers or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.12(d) hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.
(e)                With respect to each scheme or arrangement mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement") and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States Law (a "Foreign Plan"):
(i)            any employer and employee contributions required by Law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)            the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
5.13.          Subsidiaries; Equity Interests.  As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.  As of the Closing Date, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Company have been validly issued and are fully paid and nonassessable.
5.14.           Margin Regulations; Investment Company Act.
(a)                 No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit or Banker's Acceptance, not more than 25% of the value of the assets (either of any Borrower only or of any Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between a Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within in the scope of Section 8.01(e) will be margin stock.
(b)                 None of the Company, any Person Controlling the Company, or any Subsidiary is required to be registered as an "investment company" under the Investment Company Act of 1940.
5.15.          Disclosure.  As of the Closing Date, the Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16.          Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17.          Taxpayer Identification Number; Other Identifying Information.  The true and correct U.S. taxpayer identification number of the Company and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 10.02.  The true and correct unique identification number (if any) of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.17.
5.18.          Intellectual Property; Licenses, Etc.  Except as could not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person, except for any such infringement which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 5.18 hereto is a complete list of all patents, trademarks and copyrights of the Company and its Subsidiaries as of the Closing Date.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.19.           Perfection of Security Interest.  Subject to the Post Closing Letter, all filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are required under the Security Documents, to establish and perfect the Administrative Agent's first priority security interest in the Collateral.  The Collateral and the Administrative Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.
5.20.          Properties.
(a)             Each of the Company and its Subsidiaries has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all of its Properties material to its business.  All machinery and equipment of each of the Company and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto have be made so as to preserve and maintain the value and operating efficiency of such machinery and equipment.

(b)                 As of the Closing Date, Schedule 5.20 annexed hereto contains a true, accurate and complete list of all fee and leasehold real property assets of the Company and its Subsidiaries.
5.21.           Solvency.  Upon and immediately after consummation of the transactions contemplated hereby, the Loan Parties, taken as a whole, are Solvent.
5.22.           Bank Accounts.  Schedule 5.22 lists all banks and other financial institutions at which the Company and each of its Domestic Subsidiaries maintains deposits and/or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.
5.23.           Obligations as Senior Debt.  The Obligations constitute Designated Senior Indebtedness (as defined in the Senior Subordinated Note Indenture). As such, all of the Obligations (and the Administrative Agent and Lenders) are entitled to the benefits of each of the subordination and other provisions contained in the Senior Subordinated Note Indenture which are available in respect of Designated Senior Indebtedness (and to the holders thereof), and each of such subordination and other provisions is in full force and effect and is enforceable in accordance with its terms.
5.24.           Use of Proceeds.  The Company and its Subsidiaries will use the proceeds of the Loans for the purposes specified in Section 6.11 and not for any other purpose.
5.25.           Representations as to Foreign Loan Parties.  Each of the Company and each Foreign Loan Party represents and warrants to the Administrative Agent and the Lenders that:
(a)                 Such Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Loan Party, the "Applicable Foreign Loan Party Documents"), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.
(b)                The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)                There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant to the Applicable Foreign Loan Party Documents, except as has been disclosed to the Administrative Agent.
(d)                The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
5.26.           OFAC.   No Loan Party, any Affiliate of any Loan Party, nor, to the knowledge of any Loan Party, any other Related Party of any Loan Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, by any Loan Party, any Affiliate of any Loan Party, or, to the knowledge of any Loan Party, any other Related Party of any Loan Party, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Loan Party, any Affiliate of any Loan Party, any Lender, the Arrangers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, of Sanctions.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers' Acceptance shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01.          Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Company and its Subsidiaries, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated   statements of income or operations, shareholders' equity and cash flows and consolidating statements of income or operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Company's internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries;
(b)                as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company and its Subsidiaries, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows and consolidating statements of income or operations for such fiscal quarter and for the portion of the Company's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)                  as soon as available, but in any event no later than 30 days after the start of each fiscal year of the Company, budgets prepared by management of the Company, in form satisfactory to the Administrative Agent, of consolidated and consolidating balance sheets and statements of income or operations and consolidated cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
6.02.           Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;
(b)                 promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(c)                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d)                promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities having an aggregate principal amount in excess of the Threshold Amount of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(e)                 promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof if, and only to the extent that, such Loan Party or Subsidiary may provide such information in accordance with applicable Law; and
(f)                  promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for Compliance Certificates required by Section 6.02(a), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on SYNDTRAK or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."  For the avoidance of doubt, it is acknowledged and agreed that, as of the Closing Date, none of the Lenders is a Public Lender.
6.03.           Notices.  Promptly after a Responsible Officer of any Borrower, or any other officer or employee of any Borrower responsible for administering any of the Loan Documents or monitoring compliance with any of the provisions thereof, in either case obtains knowledge thereof, notify the Administrative Agent and each Lender of:
(a)                 the occurrence of any Default;
(b)               any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                 the occurrence of any ERISA Event;
(d)                any material change in accounting policies or financial reporting practices by the Company or any Subsidiary, including any determination by the Company referred to in Section 2.10(b); and
(e)                 the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Company's determination at any time of the occurrence or existence of any Internal Control Event.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04.          Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien permitted under Section 7.01); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
6.05.           Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06.          Maintenance of Properties.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.07.           Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any insurance coverage from CM Insurance Company, Inc. compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08.           Compliance with Laws, Organizational Documents and Contractual Obligations.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  Comply with all Organization Documents and, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, all material Contractual Obligations.
6.09.          Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
6.10.           Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (provided that with respect to any leased property, such inspection shall not violate the terms of the applicable lease), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that (i) unless an Event of Default is continuing, no such authorized representatives shall so visit, inspect or examine more than once in any calendar year, (ii) representatives of any Lender may do any of the forgoing, at its own expense, at reasonable times during normal business hours upon reasonable advance notice to the applicable Borrower and (iii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
6.11.           Use of Proceeds.  Use the proceeds of the Credit Extensions for (a) general corporate purposes, including working capital, capital expenditures and other lawful corporate purposes and (b) to finance acquisitions permitted pursuant to Section 7.02.

6.12.           Additional Guarantors and Pledgors.
(a)                 Notify the Administrative Agent at the time that any Person becomes a Subsidiary and promptly thereafter (and in any event within 30 days), (i) provided that such Subsidiary is either a Significant Subsidiary or a Foreign Subsidiary of a Foreign Loan Party, cause such Person to (x) guaranty all Obligations (or, if such Person is a Foreign Subsidiary and (A) executing a Guaranty would result in a materially adverse tax consequence to the Loan Parties, all Foreign Loan Party Obligations or (B) if the Company determines in good faith that a guaranty of all Obligations or all Foreign Obligations by any such Foreign Subsidiary would not be advisable due to local solvency or similar restrictions, all Obligations of its parent that is a Foreign Borrower), by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose and (y) secure all of its Obligations as described in Section 2.15 by providing the Administrative Agent with a first priority perfected security interest (subject only to Liens permitted by Section 7.01 entitled to priority under applicable law) on its assets and by executing a security agreement and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) if such Subsidiary is a Domestic Subsidiary, a Foreign Subsidiary of a Foreign Loan Party or a first-tier Foreign Subsidiary of a Domestic Loan Party, the parent entity of such Person shall pledge the equity of such Subsidiary as security for the Obligations; provided that, such equity pledge of a Foreign Subsidiary of a Foreign Loan Party shall secure only Foreign Loan Party Obligations; provided further that, such equity pledge of a first-tier Foreign Subsidiary of a Domestic Loan Party shall be limited to 65% of the capital stock of such first-tier Foreign Subsidiary to the extent the pledge secures Domestic Loan Party Obligations (for the avoidance of doubt, to the extent the equity pledge of the Foreign Subsidiary secures Foreign Loan Party Obligations or Obligations of any particular Foreign Loan Party, such limitation shall not apply), and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)                Prior to any Domestic Subsidiary becoming a Designated Borrower (i) cause such Person to (x) guaranty all Obligations by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (y) secure all of its Obligations as described in Section 2.15 by providing the Administrative Agent with a first priority perfected security interest (subject only to Liens permitted by Section 7.01 entitled to priority under applicable law) on its assets and executing a security agreement and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) the parent entity of such Person shall pledge the equity of such Subsidiary as security for the Obligations (except to the extent the parent entity is not a U.S. Person, in which case the pledge of the equity of such Subsidiary shall serve as security of only Foreign Loan Party Obligations), and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)                Prior to any Foreign Subsidiary becoming a Designated Borrower, (i) cause such Person and such Person's Subsidiaries to (x) guaranty all Obligations (or, if such Person is a Foreign Subsidiary and (A) executing a Guaranty would result in a materially adverse tax consequence to the Loan Parties, all Foreign Loan Party Obligations or (B) if the Company determines in good faith that a guaranty of all Obligations or all Foreign Obligations by any such Person would not be advisable due to local solvency or similar restrictions, all Obligations of its parent that is a Foreign Borrower) by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose and (y) secure all of their Obligations as described in Section 2.15 by providing the Administrative Agent with a first priority perfected security interest (subject only to Liens permitted by Section 7.01 entitled to priority under applicable law) on its assets and by executing a security agreement and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) the parent entity of such Person shall pledge the equity of such Subsidiary as security for the Obligations; provided that, if the Foreign Subsidiary is not a first-tier Foreign Subsidiary of a Domestic Loan Party, the pledge of the equity of such Subsidiary shall serve only as security of Foreign Loan Party Obligations; provided further that, if the Foreign Subsidiary is a first-tier Foreign Subsidiary of a Domestic Loan Party, such equity pledge shall be limited to 65% of the capital stock of such first-tier Foreign Subsidiary to the extent the pledge secures Domestic Loan Party Obligations (for the avoidance of doubt, to the extent the equity pledge of the first-tier Foreign Subsidiary secures Foreign Loan Party Obligations, such limitation shall not apply), and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
(d)                Prior to any Subsidiary becoming a Designated Borrower, each Borrower shall have executed a Guaranty, in form and substance satisfactory to the Administrative Agent; provided that, any Guaranty provided by a Foreign Borrower shall be limited to a guaranty of the Foreign Loan Party Obligations.
(e)                Notwithstanding anything to the contrary contained in this Section 6.12, the Company may exclude any Foreign Subsidiary of any Foreign Borrower from the requirement that such Subsidiary execute a Guaranty and Security Agreement to the extent and for so long as (i) such Foreign Borrower and its Foreign Subsidiaries that have executed a Guaranty and Security Agreement account for at least 50% of the assets of such Foreign Borrower and its Foreign Subsidiaries and (ii) no Loan proceeds are made available to such Foreign Subsidiary.
6.13.           Mortgages.  The Obligations shall be secured by Mortgages upon (i) all fee real estate assets of the Loan Parties located in the United States, other than the real estate located at 1111 and 1113 South Greenwood Avenue, Chattanooga, Tennessee and the property located at Allin Street, Chattanooga, Tennessee, (ii) material leasehold real estate assets of the Loan Parties described on Schedule 6.13, and (iii) upon the request of Administrative Agent, all material fee real estate assets of any Foreign Borrower or any Subsidiary thereof which is a Guarantor.  If any Loan Party acquires any fee or leasehold real estate interest after the Closing Date, it shall promptly notify the Administrative Agent thereof and shall, if such real estate interest is deemed by the Administrative Agent to be material, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Administrative Agent on such real estate (subject to Liens permitted under Section 7.01), and shall deliver all Related Real Estate Documents in connection therewith that may be required by the Administrative Agent in its reasonable discretion.

6.14.           Approvals and Authorizations.  Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit or Bankers' Acceptance shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01.           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)                 Liens created pursuant to any Loan Document;
(b)                Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
(c)                 Liens for taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization);
(d)                carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)                pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)                 pledges or deposits to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)                 [intentionally omitted];

(h)                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(i)                Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except that individual financings of equipment provided by one lender of the type permitted under Section 7.03(e) may be cross collateralized to other financings of equipment provided by such lender of the type permitted under Section 7.03(e), and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)                  Liens (other than Liens on Equity Interests in any Subsidiary) securing Indebtedness permitted under Section 7.03(l) so long as such Indebtedness secured by such Liens does not exceed $5,000,000 at any time;
(k)                 Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any other Subsidiary or becomes a Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary or acquired by the Company or any Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.03(o);
(l)                  Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(m)                Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien; provided that such Liens encumber only the applicable assets pending consummation of the Disposition;
(n)               (A) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (x) interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole, or (y) secure any Indebtedness, and (B) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or its Subsidiaries;
(o)                Permitted Encumbrances;
(p)               (A) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages and (B) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction and covering only the items being collected upon;

(q)                Liens securing Indebtedness represented by financed insurance premiums in the ordinary course of business consistent with past practice, provided that such Liens do not extend to any property or assets other than the corresponding insurance policies being financed; and
(r)                 Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Company or any of its Subsidiaries.
7.02.           Investments.  Make or hold any Investments, except:
(a)                 Investments held by the Company or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;
(b)                (i)  Investments of a Loan Party in any of the Company's Subsidiaries that are not Loan Parties; provided that the aggregate amount of such Investments made from and after the Closing Date in reliance of this clause (i) does not exceed $50,000,000 and (ii) Investments of a Loan Party in any of the Company's Subsidiaries that are not Loan Parties; provided that (x) the aggregate amount of such Investments made from and after the Closing Date in reliance of this clause (ii) does not exceed $50,000,000 and (y) immediately prior to and after the making of such Investment in reliance of this clause (ii), (A) no Default shall have occurred and be continuing and (B) on a pro forma basis, the Loan Parties' assets (net of intercompany investments eliminated in a consolidation) shall comprise at least 50% of total consolidated assets of the Loan Parties and their Subsidiaries;
(c)                 advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(d)                 Investments of the Company in any Domestic Loan Party and Investments of any Subsidiary in the Company or in a Domestic Loan Party;
(e)                Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(f)                  Guarantees permitted by Section 7.03;
(g)                Investments held in the investment portfolio of CM Insurance Company, Inc. of the type and in amounts in the ordinary course of business of CM Insurance Company, Inc. and consistent with past practices;
(h)                 [intentionally omitted];

(i)                  the acquisition of the assets or business of any other Person, or of a division or line of business of any other Person, or of all or substantially all of the Equity Interests of any other Person (each purchase or other acquisition made in accordance with this Section 7.02(i), a "Permitted Acquisition"), so long as (i) immediately prior to and after the making of such acquisition, and after giving effect thereto, no Default shall have occurred and be continuing, (ii) any such assets acquired shall be utilized in, and if the acquisition involves a merger, amalgamation, consolidation or stock acquisition, the target which is the subject of such acquisition shall be engaged in, the same line of business as the Borrowers, (iii) the board of directors or similar governing body of the target subject to such acquisition has approved such acquisition, (iv) if the acquisition is an acquisition of Equity Interests, the Person being acquired shall become a Subsidiary of the Company and such Subsidiary shall (x) become a Loan Party to the extent required under Section 6.12 and (y) provide security and a guaranty to the Administrative Agent and the Lenders in accordance with Section 6.12, (v) the Total Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition, shall not be greater than 3.50:1.00, (vi) Liquidity, calculated on a pro forma basis after giving effect to such acquisition, shall not be less than $30,000,000, (vii) at least five (5) Business Days prior to making such acquisition, the Company shall have furnished the Administrative Agent with (x) a Compliance Certificate, in form and substance satisfactory to the Administrative Agent, demonstrating compliance with the conditions set forth in clauses (v) and (vi) above, and (y) then-current draft copies of the purchase and sale material documents, and (viii) the aggregate consideration paid or to be paid (in cash or by an issuance or assumption of Indebtedness) in connection with such acquisitions shall not exceed $200,000,000 in any twelve month period, unless the Required Lenders otherwise consent;
(j)                  Investments of any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;
(k)                 Investments existing on the date hereof;
(l)                   Investments arising out of the receipt by the Company or any Subsidiary of promissory notes and other non-cash consideration for the sale of assets permitted under Section 7.05;
(m)               deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business; and
(n)                Investments held by Persons whose Equity Interests or assets are acquired in a Permitted Acquisition after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition.
7.03.          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:
(a)                 Indebtedness under the Loan Documents;
(b)                Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to the obligors and guarantors of such Indebtedness, the principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)                 Guarantees of the Company or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Company or any Domestic Loan Party;
(d)                obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;"
(e)                  Indebtedness of the Company in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that (i) the aggregate amount of such Indebtedness (other than Indebtedness in respect of the PILOT Leases) at any one time outstanding shall not exceed $15,000,000 and (ii) the aggregate amount of Indebtedness in respect of the PILOT Leases shall not exceed $11,000,000;
(f)                  unsecured Indebtedness so long as (i) immediately prior to and after the incurrence of such Indebtedness, and after giving effect thereto, no Default shall have occurred and be continuing, (ii) the documents relating to such Indebtedness are provided to the Administrative Agent prior to the closing of the incurrence of such Indebtedness (with drafts to be provided a reasonable time in advance of such closing), (iii) such documents, and the terms and conditions of such Indebtedness, are reasonably acceptable to the Administrative Agent, (iv) the Company demonstrates that, after giving pro forma effect to the incurrence of such Indebtedness, it shall be in compliance with the financial covenants set forth in  Section 7.11, and (v) the Company demonstrates that, after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Loan Parties' assets (net of intercompany investments eliminated in a consolidation) shall comprise at least 50% of total consolidated assets of the Loan Parties and their Subsidiaries;
(g)                intercompany loans among the Company and the Loan Parties which are Domestic Subsidiaries; provided, that (i) the Investment corresponding to such Indebtedness is permitted pursuant to Section 7.02 hereof, (ii) such intercompany loan is evidenced by a promissory note, (iii) such promissory note is pledged to the Administrative Agent as security, and (iv) there are no restrictions whatsoever on the ability of the applicable Loan Party to repay such loan;

(h)                 Indebtedness of any Foreign Subsidiary in an aggregate amount for all such Indebtedness not to exceed the local currency equivalent (as determined by the Administrative Agent from time to time by reference to the Spot Rate) of $30,000,000 in the aggregate at any one time outstanding; provided that (i) the proceeds of such Indebtedness are used for working capital needs, capital expenditures and the acquisition of assets or equity interests permitted pursuant to Section 7.02, (ii) such Indebtedness is incurred solely by such Foreign Subsidiary, (iii) such Indebtedness is either unsecured or, if such Foreign Subsidiary is not a Loan Party is secured only by the assets of such Foreign Subsidiary and (iv) except as permitted under Section 7.02(b) or Section 7.02(i), no guaranty or other credit support of any kind is provided by any Person (including, without limitation, any Loan Party) of or for such Indebtedness or any holder thereof; and provided, further, that the Company shall notify the Administrative Agent in writing in advance prior to permitting such Foreign Subsidiary to incur any Indebtedness in excess of $1,000,000 under this Section 7.03(h);
(i)                   Indebtedness of any Subsidiary owing to any Loan Party provided that the Investment corresponding to such Indebtedness is permitted pursuant to Section 7.02(b);
(j)                   (i) Indebtedness of the Company in respect of the Senior Subordinated Notes and (ii) additional unsecured subordinated Indebtedness so long as (A) immediately prior to and after the incurrence of such Indebtedness, and after giving effect thereto, no Default shall have occurred and be continuing, (B) the documents relating to such Indebtedness are provided to the Administrative Agent prior to the closing of the incurrence of such Indebtedness (with drafts to be provided a reasonable time in advance of such closing), (C) such documents, and the terms and conditions of such Indebtedness are (x) structured with such subordination terms that are not materially less beneficial to the Lenders and the Administrative Agent than the subordination terms of the Senior Subordinated Notes, or (y) are otherwise reasonably acceptable to the Administrative Agent, and (D) the Company demonstrates that, after giving pro forma effect to the incurrence of such Indebtedness, it shall be in compliance with the financial covenants set forth in  Section 7.11;
(k)                  Indebtedness of the Company in respect of unsecured Guarantees issued by the Company in the ordinary course of business in an amount not to exceed $20,000,000 at any time;
(l)                 other Indebtedness of the Company and its Domestic Subsidiaries in a principal amount outstanding at any one time not exceeding $20,000,000; provided that the amount of such Indebtedness that may be secured shall not exceed $5,000,000 at any time;
(m)                Indebtedness of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;
(n)                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business consistent with past practice;
(o)                Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition to the extent such Indebtedness is acquired or assumed by the Company or any Subsidiary in such Permitted Acquisition thereof; provided that such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition;

(p)                Indebtedness in respect of netting services, overdraft protections, cash management and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business; and
(q)                 Indebtedness of the Company or any of its Subsidiaries in respect of workers' compensation, severance, health and welfare benefits and similar obligations incurred in the ordinary course of business.
To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.03, the Company may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item; provided that (i) all Indebtedness created pursuant to the Loan Documents shall be deemed to have been incurred in reliance on Section 7.03(a) and (ii) all Indebtedness in respect of the Senior Subordinated Notes shall be deemed to have been incurred in reliance on Section 7.03(j).
For purposes of determining compliance with the Dollar-denominated restrictions in any subsection of Section 7.03 on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date on which such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to modify, refinance, refund, renew or extend other Indebtedness denominated in a foreign currency, and such modification, refinancing, refunding, renewal or extension would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such modification, refinancing, refunding, renewal or extension, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being modified, refinanced, refunded, renewed or extended.
7.04.           Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)                 any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (x) when any Loan Party is merging with another Subsidiary, the Loan Party shall be the continuing or surviving Person or the surviving Person shall become a Loan Party and (y) when a Domestic Loan Party is a party to such merger, such Domestic Loan Party shall be the continuing or surviving person; and
(b)                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that (x) if the transferor in such a transaction is a Loan Party, then the transferee must either be the Company or a Loan Party or become a Loan Party and (y) if the transferor is a Domestic Loan Party, then the transferee must be a Domestic Loan Party.

7.05.           Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:
(a)                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)                 Dispositions of inventory in the ordinary course of business;
(c)                 Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of property used or useful in the business of the Company and its Subsidiaries or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such property;
(d)                 Dispositions of property by any Subsidiary to the Company or to a wholly-owned Subsidiary; provided that (i) if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party or become a Loan Party and (ii) if the transferor is a Domestic Loan Party, then the transferee must be a Domestic Loan Party;
(e)                 Dispositions permitted by Section 7.04;
(f)                  other than as set forth on Schedule 7.05, non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;
(g)                Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed the greater of (A) $5,000,000 (provided that such amount shall be increased to $7,000,000 for the fiscal year in which the remaining assets of Company X are sold) and (B) 1% of the total assets (calculated based on book value) of the Company and its Subsidiaries, calculated as of the first day of such fiscal year;
(h)                 any Foreign Subsidiary of the Company may sell or dispose of Equity Interests in such Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries;
(i)                   the rental, lease or sublease of real property or equipment in the ordinary course of business;
(j)                   transfers of property subject to Casualty Events;
(k)                 Dispositions in the ordinary course of business consisting of the abandonment, cancellation, non-renewal or discontinuance of IP Rights which, in the reasonable good faith determination of the Company, is desirable in the conduct of the business of the Company and its Subsidiaries and not materially disadvantageous to the interests of the Lenders;

(l)                   each Loan Party and each of its Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;
(m)                the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(n)                 to the extent constituting a Disposition, transactions otherwise expressly permitted under Sections 7.01, 7.02 or 7.06; and
(o)                to the extent constituting a Disposition, the issuance by the Company of its Equity Interests;
provided, however, that any Disposition pursuant to clauses (a) through (o) (except for Dispositions pursuant to Sections 7.05(e), (h), (j), (k), (l) or (m)) shall be for fair market value.
7.06.          Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)               each Subsidiary may make Restricted Payments to the Borrowers, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)                 the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)                the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(d)                 payments with respect to any intercompany loan permitted under Section 7.03(g);
(e)                 the Company may declare or pay cash dividends to its stockholders, and purchase, redeem or otherwise acquire for cash Equity Interests issued by it so long as, in each case, (i) the Company demonstrates that, on a pro forma basis after giving effect to any such Restricted Payment, (A) it is in compliance with the financial covenants set forth in Section 7.11 and (B) Liquidity shall not be less than $30,000,000, (ii) the aggregate amount of such Restricted Payments made in reliance of this clause (e) during any calendar year shall not exceed the greater of (A) 35% of Consolidated Net Income for such year and (B) $5,000,000, and (iii) any such Restricted Payment is made only with cash on hand of the Company and its Subsidiaries and not with proceeds of Credit Extensions hereunder;

(f)                  the Company may make prepayments or purchases of principal in respect of the Indebtedness permitted under Section 7.03(j) and Section 7.03(f) so long as (i) the Company demonstrates that, on a pro forma basis after giving effect to any such Restricted Payment, (A) it is compliance with the financial covenants set forth in Section 7.11 and (B) Liquidity shall not be less than $30,000,000, (ii) the aggregate amount of such Restricted Payments made in reliance of this clause (f) during the term of this Agreement shall not exceed $50,000,000, (iii) any such Restricted Payment is made only with cash on hand of the Company and its Subsidiaries and not with proceeds of Credit Extensions hereunder, and (iv) prior to making any such Restricted Payment in any calendar year, that when aggregated with all other such Restricted Payments pursuant to this clause (f) made during such calendar year would exceed $10,000,000, the Company demonstrates that Total Leverage Ratio, calculated on a pro forma basis after giving effect to such Restricted Payment, shall not be greater than 3.00:1.00;
(g)                 the Company may make prepayments or purchases of principal in respect of (i) the Indebtedness permitted under Section 7.03(j), so long as such Restricted Payments are made with the proceeds of Indebtedness permitted by Section 7.03(j), and (ii) the Indebtedness permitted under Section 7.03(f), so long as such Restricted Payments are made with the proceeds of Indebtedness permitted by Section 7.03(f);
(h)                provided no Default of the type referred to in Section 8.01(a) or Event of Default shall have occurred and be continuing or would result therefrom, the Company may make repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or taxes payable in connection with the vesting or exercise of such stock options or warrants; and
(i)                 provided no Default of the type referred to in Section 8.01(a) or Event of Default shall have occurred and be continuing or would result therefrom, the payment of any dividend or distribution within 60 days after the date of declaration thereof, if on the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Default had occurred and was continuing.
7.07.          Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.
7.08.          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among Loan Parties; (ii) transactions between or among Subsidiaries of the Company that are not Loan Parties, (iii) transactions between or among Loan Parties and Subsidiaries to the extent such transactions are expressly permitted by Sections 7.01, 7.02, 7.03, 7.04, 7.05 or 7.06, (iv) the payment of customary directors' fees and indemnification and reimbursement of expenses to directors, officers and employees; (v) the issuance of stock and stock options pursuant to the Company's stock option plans and stock purchase plans and (vi) reasonable compensation paid to officers and employees in their capacity as such.

7.09.           Burdensome Agreements.  Except as set forth on Schedule 7.09, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any Loan Party or to otherwise transfer property to the Company or any Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or any Loan Party or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except in each case for prohibitions or restrictions existing under or by reason of:
(a)                Applicable Law;
(b)               restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(c)                customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, licenses and sales contracts (provided that such restrictions are limited to the agreement itself or the property or assets subject to such leases, licenses or sales contracts, as the case may be);
(d)                 any restriction or encumbrance with respect to any asset which arises in connection with the Disposition of such asset, if such Disposition is otherwise permitted under Section 7.05; and
(e)                 restrictions in any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Company in connection with a Permitted Acquisition, so long as such agreement was not entered into in connection with, or in anticipation of, such Permitted Acquisition.
7.10.           Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.
7.11.           Financial Covenants.

(a)                 Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, as at the end of any fiscal quarter, to be less than 1.25:1.

(b)                Total Leverage Ratio.  Permit the Total Leverage Ratio, as at the end of any fiscal quarter, to be greater than 3.50:1; provided, however, that following the closing of an acquisition permitted by Section 7.02(i), at the one-time election of the Company, (i) the Total Leverage Ratio, as at the end of the fiscal quarter in which such acquisition occurs and the first fiscal quarter immediately thereafter, shall not be greater than 4.00:1, (ii) the Total Leverage Ratio, as at the end of the next two consecutive fiscal quarters, shall not be greater than 3.75:1 and (iii) as at the end of any fiscal quarter thereafter, the Total Leverage Ratio shall not be greater than 3.50:1.  For the avoidance of doubt, the Company may only elect that the maximum Total Leverage Ratio be increased in accordance with the proviso contained in the immediately preceding sentence one time during the term of this Agreement.
7.12.           Modifications of Certain Documents; Designation of Senior Debt.  Consent to any amendment or modification of or supplement to any of the provisions of any documents or agreements evidencing or governing the Indebtedness permitted under Section 7.03(j) in a manner materially adverse to the Lenders.  The Loan Parties will designate the Credit Agreement and the Obligations hereunder as "Designated Senior Indebtedness" under the Senior Subordinated Note Indenture and any other document governing any other subordinated indebtedness incurred pursuant to Section 7.03(j), and will not designate any other Indebtedness as "Designated Senior Indebtedness" under the Senior Subordinated Note Indenture or any other document governing any other subordinated indebtedness incurred pursuant to Section 7.03(j) if, as a result of such designation, any portion of the Obligations would cease to be "Designated Senior Indebtedness."
7.13.           Sale-Leaseback Transactions.  Directly or indirectly, enter into any arrangements with any Person whereby such Person shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.
7.14.          Capital Expenditures.  Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Company and its Subsidiaries, $30,000,000 per fiscal year; provided, however, that if as of the last day of any fiscal year, the Company and its Subsidiaries have made less than $30,000,000 of capital expenditures during such fiscal year, such unused portion (i.e., an amount equal to $30,000,000 less the amount of capital expenditures made) may be carried over for expenditure in the immediately following fiscal year.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01.           Events of Default.  Any of the following shall constitute an Event of Default:
(a)                 Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C – BA Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C – BA Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                 Specific Covenants.  The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05(a), 6.07, 6.10, 6.11 or Article VII; or
(c)                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that such materiality qualifier will not be applicable to any representation, warranty, statement or certification that is already qualified or modified by materiality in the text thereof) when made or deemed made; or
(e)                 Cross-Default.  (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (x) Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (y) Material Rental Obligation, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, Material Rental Obligation or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Material Rental Obligation or Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or Material Rental Obligation to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)                   Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                 Inability to Pay Debts; Attachment.  (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
(h)                 Judgments.  There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by CM Insurance Company, Inc. or independent third-party insurance as to which CM Insurance Company, Inc. or such third-party insurer, as the case may be, does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)                    ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any if its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company, any of its Subsidiaries, or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;
(j)                   Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)                  Change of Control.  There occurs any Change of Control; or
(l)                  Invalidity of Liens.  Any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time (other than by reason of the Administrative Agent relinquishing such Lien) cease to constitute valid and perfected Liens on any Collateral with an aggregate fair market value in excess of $500,000 which is intended to be covered thereby other than with the consent, in writing, of the Administrative Agent; (ii) except for expiration in accordance with its respective terms, any Loan Document shall for whatever reason be terminated, or shall cease to be in full force and effect other than with the consent, in writing, of the Administrative Agent; or (iii) the enforceability of any Loan Document shall be contested by the Company or any of its Subsidiaries.

8.02.          Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)                declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)                  require that the Borrowers Cash Collateralize the L/C – BA Obligations (in an amount equal to the Minimum Collateral Amount with respect thereof); and
(d)                 exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of any event specified in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C – BA Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C – BA Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03.           Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C – BA Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit – BA Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit – BA Fees and interest on the Loans, L/C – BA Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to (a) payment of that portion of the Obligations constituting (i) Bank Product Obligations (other than obligations under and in respect of lease financing or related services) and (ii) unpaid principal of the Loans and L/C – BA Borrowings, and (b) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C – BA Obligations comprised of the aggregate undrawn amount of Letters of Credit and Bankers' Acceptances (in an amount equal to the Minimum Collateral Amount with respect thereof), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to all other Obligations; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit and Bankers' Acceptances pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit and Bankers' Acceptances as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit and Bankers' Acceptances have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
9.01.          Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02.          Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:
(a)                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit or Bankers' Acceptance, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit or Bankers' Acceptance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05.           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.06.           Resignation of Administrative Agent.
(a)                 The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date") then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)               With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, (other than as provided in Section 3.07 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable) and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)               Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit and Bankers' Acceptances outstanding as of the effective date of its resignation as L/C Issuer and all L/C - BA Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit and bankers' acceptances in substitution for the Letters of Credit and Bankers' Acceptances, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and Bankers' Acceptances.

9.07.          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08.          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers or Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09.           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C – BA Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C – BA Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10.          Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit and Bankers' Acceptances, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or otherwise permitted under this Agreement;
(b)                to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
(c)                 to release any Guarantor (other than a Borrower) from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
10.01.       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)                extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)                postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)                reduce the principal of, or the rate of interest specified herein on, any Loan or L/C – BA Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of any Borrower to pay interest or Letter of Credit – BA Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C – BA Borrowing or to reduce any fee payable hereunder;
(e)                 change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)                 change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)                release (i) any Borrower from its Guaranty or (ii) all or substantially all of the value of the other Guaranties without the written consent of each Lender;
(h)                release all or substantially all of the Collateral in any transaction or series of related transactions; or
(i)                  amend Section 1.06 or the definition of "Alternative Currency" without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document or Acceptance Document relating to any Letter of Credit or Bankers' Acceptance issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
10.02.       Notices; Effectiveness; Electronic Communication.
(a)                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)             if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)                Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swingline Lender, the L/C Issuer or the Company may each, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)               The Platform.  THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)                Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)                Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices , Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03.      No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.       Expenses; Indemnity; Damage Waiver.
(a)                 Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Bankers' Acceptance or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges, and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit or Bankers' Acceptances issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or Bankers' Acceptances.
(b)                Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, costs (including settlement costs), claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel (including allocated costs of internal counsel) for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or Bankers' Acceptance or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit or Bankers' Acceptance if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Bankers' Acceptance), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company's or such Loan Party's directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by any Borrower to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)                Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or Bankers' Acceptance or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)                Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                 Survival.  The agreements in this Section and the indemnification provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05.       Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06.       Successors and Assigns.
(a)                Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)               Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C – BA Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.
(A)            in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans.
(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)            the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;
(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender;

(C)            the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Bankers' Acceptances (whether or not then outstanding); and
(D)            the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)          No Assignment to Certain Persons.  No such assignment shall be made to (A) the Company or any of the Company's Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause B.
(vi)         No Assignment to Natural Persons.  No such assignment shall be made to a natural person.
(vii)        Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Bankers' Acceptances and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders having been a Defaulting Lender.  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)                Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C – BA Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)                Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C – BA Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (i) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)                 [Intentionally Omitted].
(f)                Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)                [Intentionally Omitted].

(h)                Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an "SPC") the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(i)                  Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit and Bankers' Acceptances outstanding as of the effective date of its resignation as L/C Issuer and all L/C – BA Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit and bankers' acceptances in substitution for the Letters of Credit and Bankers' Acceptances, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit and Bankers' Acceptances.

10.07.       Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.
For purposes of this Section, "Information" means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08.       Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09.      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. ".pdf" or ".tif") shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11.      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit or Bankers' Acceptance shall remain outstanding.
10.12.      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13.      Replacement of Lenders.  If (i) any Lender (x) requests compensation under Section 3.04, (y) fails to agree to any amendment or waiver or give its consent to any matter which has been approved by the Required Lenders, or (z) fails to approve a Designated Borrower that the Administrative Agent and the Required Lenders have approved, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payment pursuant Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                 the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C – BA Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)                 in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)                such assignment does not conflict with applicable Laws; and
(e)                 in the case of an assignment resulting from a Lender failing to agree to any amendment or waiver or give its consent to any matter which has been approved by the Required Lenders, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
10.14.       Governing Law; Jurisdiction; Etc.
(a)                GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE).

(b)                SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THEY WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)               WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)                SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15.       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm's-length commercial transactions between such Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of such Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to such Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to such Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17.       USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.
10.18.      Time of the Essence. Time is of the essence of the Loan Documents; provided that this Section 10.18 shall not be construed to limit or deprive the Loan Parties of any grace periods set forth in any Loan Document.

10.19.      Electronic Execution of Assignments and Certain Other Documents.  The words "execute", "execution," "signed," "signature," and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.20.      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
10.21.       Transitional Arrangements.
(a)                On the Closing Date, this Agreement shall supersede the Fourth Amended and Restated Credit Agreement in its entirety.  On the Closing Date, the rights and obligations of the parties evidenced by the Fourth Amended and Restated Credit Agreement shall be evidenced by this Agreement and the other Loan Documents. This Agreement shall constitute an amendment and restatement of, but not a novation of, the Fourth Amended and Restated Credit Agreement.
(b)                All interest and fees and expenses, if any, owing or accruing under or in respect of the Fourth Amended and Restated Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid in full at the times that interest, fees and expenses under this Agreement are required to be paid pursuant to this Agreement.

10.22.       Parallel Debt.
(a)                For the purpose of ensuring the validity and enforceability of any right of pledge governed by Dutch law, Yale hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount due by Yale in respect of the Corresponding Obligations as they may exist from time to time. The payment undertaking of Yale under this Section 10.22 is to be referred to as the "Parallel Debt".
(b)                The Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent one or more of the Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt without any notice being required.
(c)                 Each of the parties to this Agreement hereby acknowledges that:
(i)            the Parallel Debt constitutes an undertaking, obligation and liability to the Administrative Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and
(ii)            the Parallel Debt represents the Administrative Agent's own separate and independent claim to receive payment of the Parallel Debt from Yale, it being understood, in each case, that pursuant to this Section 10.22(c) the amount which may become payable by Yale as the Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.
(d)                To the extent the Administrative Agent irrevocably receives any amount in payment of the Parallel Debt, (i) the Administrative Agent shall distribute that amount among the Administrative Agent and the Lenders that are creditors of the Corresponding Obligations in accordance with the relevant provisions of this Agreement as if received by it in payment of the Corresponding Obligations and (ii) the Corresponding Obligations shall be reduced by an amount equal to such payment.
(e)                 For the purpose of this Section 10.22 but subject to subsection (d) above, the Administrative Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Lender.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
COMPANY:

COLUMBUS MCKINNON CORPORATION

By: /s/ Gregory P. Rustowicz
Name: Gregory P. Rustowicz
Title: Vice President-Finance and Chief Financial Officer

Acknowledged and Agreed by the Guarantors:

YALE INDUSTRIAL PRODUCTS, INC.

By: /s/ Rakesh A. Jobanputra
Name: Rakesh A. Jobanputra
Title: Treasurer

CRANE EQUIPMENT & SERVICE, INC.

By: /s/ Rakesh A. Jobanputra
Name: Rakesh A. Jobanputra
Title: Treasurer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Colleen M. O'Brien
Name: Colleen M. O'Brien
Title: Sr. Vice President

LENDERS:

BANK OF AMERICA, N.A.
as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Colleen M. O'Brien
Name: Colleen M. O'Brien
Title: Sr. Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By: /s/ John Toronto
Name: John Toronto
Title: Managing Director

By: /s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate

JPMORGAN CHASE BANK, N.A., as a lender

By: /s/ Karen L. Mikols
Name: Karen L. Mikols
Title: Authorized Officer

M&T BANK, as a Lender

By: /s/ Andrew M. Constantino
Name: Andrew M. Constantino
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ James F. Stevenson
Name: James F. Stevenson
Title: Senior Vice President

RBS CITIZENS, N.A, as a Lender

By: /s/ Nancy O'Brien
Name: Nancy O'Brien
Title: Vice President

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:  ___________, _____
To:     Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.
The undersigned hereby requests (select one):
☐ A Borrowing of Committed Loans	☐ A conversion or continuation of Loans
1.                   On_____________(a Business Day).
2.             In the amount of ______________
3.             Comprised of  ___________________
[Type of Committed Loan requested]
4.             In the following currency:  ___________________
5.             For Eurocurrency Rate Loans:  with an Interest Period of   ______________ [days][months].
6.             On behalf of   ______________ [Insert name of applicable Designated Borrower].
The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.
COLUMBUS MCKINNON CORPORATION

By:

Name:

Title:

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:  ___________, _____
To:   Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.
The undersigned hereby requests a Swing Line Loan:
1.                    On___________________________ (a Business Day).
2.                    In the amount of $_________________ .
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.
COLUMBUS MCKINNON CORPORATION

By:

Name:

Title:

EXHIBIT C
FORM OF [THIRD AMENDED AND RESTATED] NOTE
__________ ___, 20__
FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, certain Subsidiaries as borrowers thereunder, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars or the applicable Alternative Currency in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranties and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
[This Note amends, restates, supersedes, and replaces in its entirety that certain [Second] Amended and Restated Note dated as of December 31, 2009 executed and delivered by the Borrower in favor of the Lender (the "Existing Note").  This Note is executed and delivered in substitution for, but not in satisfaction of, the Existing Note.]
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[APPLICABLE BORROWER]

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: ______________ ,  _________________
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Columbus McKinnon Corporation, a New York corporation (the "Company"), and certain Subsidiaries of the Company (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.

The undersigned hereby certifies as of the date hereof that he/she is the [chief executive officer] [chief financial officer] [treasurer] [controller] of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company and the other Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.            Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.            Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.            The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3.            A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their Obligations under the Loan Documents, and

[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default has occurred and is continuing.]
--or--
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.            The representations and warranties of each Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof (other than to the extent any representation and warranty is already qualified by materiality, in which case, such representation and warranty is true and correct as of the date hereof), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than to the extent any representation and warranty is already qualified by materiality, in which case, such representation and warranty is true and correct as of such earlier date), and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5.            The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________ ,  _________________
COLUMBUS MCKINNON CORPORATION

By:

Name:

Title:

For the Quarter/Year ended ___________________("Statement Date")
SCHEDULE 21
to the Compliance Certificate
($ in 000's)
I.             Section 7.11(a) – Minimum Fixed Charge Coverage Ratio.
A.     Consolidated EBITDA for the four consecutive fiscal quarters ending on the Statement Date (the "Subject Period"):

1.	Consolidated Net Income for the Subject Period:	$

2.	Income tax expense for the Subject Period:	$

3.	Interest Expense during the Subject Period:	$

4.	Depreciation expenses for the Subject Period:	$

5.	Amortization expenses for the Subject Period:	$

6.	Other Non-Cash Charges accrued for the Subject Period:	$

7.	Approved Restructuring Charges incurred during the Subject Period:	$

8.	Premium paid on the repurchase of Senior Subordinated Notes during the Subject Period:	$

9.	Non-cash losses from any Casualty Event, Disposition or discontinued operation during the Subject Period:	$

10.	Non-cash losses arising from mark-to-market hedging arrangements	$

11.	Extraordinary gains during the Subject Period:	$

12.	Gains from any Casualty Event, Disposition or discontinued operation during the Subject Period:	$

13.	Interest and other income (excluding interest and other income related to CM Insurance Company, Inc.) during the Subject Period:	$

14.	Federal, state, local and income tax credits for the Subject Period:	$

15.	Non-cash items increasing Consolidated Net Income for the Subject Period (including, without limitation, non-cash gains arising from mark-to-market hedging arrangements):	$

16.
Consolidated EBITDA for the Subject Period(Line I.A.1. plus, to the extent such item was deducted in calculating Consolidated Net Income, (Lines I.A.2. through I.A.10.), minus, to the extent such item was included in calculating Consolidated Net Income, (Lines I.A.11. through I.A.15.)):
$

1 In the event of an acquisition permitted by Section 7.02 of the Agreement made during any Subject Period, the ratios calculated in this Schedule shall be calculated on a pro forma basis as if such acquisition had occurred on the first day of such Subject Period, with such pro forma adjustments (i) as may be required or permitted to be reflected in pro forma financial statements pursuant to Article 11 of Regulation S-X or (ii) as may otherwise be reasonably satisfactory to the Administrative Agent.

B.	Aggregate amount of all maintenance capital expenditures during the Subject Period:	$

C.	Aggregate amount paid, or required to be paid (without duplication) in cash in respect of the current portion of all income taxes for the Subject Period:[2]	$

D.	Aggregate amount of all Restricted Payments (other than Restricted Payments described in clauses (iv), (v) and (vi) of the definition thereof) made in cash by the Company during the Subject Period:	$

E.
Interest Expense for the Company and its Subsidiaries for the Subject Period (exclusive of Interest Expense consisting of non-cash liabilities arising from mark-to-market hedging arrangements), minus, to the extent included therein, the amortization of financing costs incurred in connection with Indebtedness during the Subject Period:
$

F.
Aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money paid or required to be paid during the Subject Period (including the principal component of any payments in respect of Capital Lease Obligations, but excluding any payments made in respect of the Senior Subordinated Notes pursuant to Section 7.06(f) of the Agreement):
$

G.	Fixed Charge Coverage Ratio ((Lines I.A.16. – I.B. – I.C. – I.D.) ÷ (Lines I.E. + I.F.)):	________ to 1

Minimum required:   1.25:1.00

2 In no event shall this number be less than zero.

II.           Section 7.11 (b) – Total Leverage Ratio.
A.	Total Funded Indebtedness (including L/C – BA Obligations, other than the L/C – BA Obligations relating to commercial Letters of Credit ) at the Statement Date:	$

B.	Indebtedness in respect of Guarantees by the Company permitted under Section 7.03(k) of the Agreement outstanding at the Statement Date:	$

C.	unrestricted cash on hand of the Company and its Subsidiaries at the Statement Date:	$

D.	Consolidated EBITDA for Subject Period (Line I.A.16. above):	$

E.	Total Leverage Ratio ((Lines II.A. – II.B. – II.C.) ÷ Line II.D.):	________to1

Maximum permitted: 3.50:13

3 Subject to Section 7.11(b)

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]5 Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities8) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest").  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
6 Select as appropriate.
7 Include bracketed language if there are either multiple Assignors or multiple Assignees.
8 Include all applicable subfacilities.

1.	Assignor[s]:	______________________________

______________________________

2.	Assignee[s]:	______________________________

______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3.	Borrowers:Columbus McKinnon Corporation, a New York corporation (the "Company") and certain Subsidiaries of the Company
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012, among the Borrowers, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers
6.                  Assigned Interest[s]:

Assignor[s][9]	Assignee[s][10]	Aggregate Amount of Commitment for all Lenders[11]	Amount of Commitment Assigned	Percentage Assigned of Commitment[12]	CUSIP Number

		$______________	$______	____________%
		$______________	$________	____________%
		$______________	$_________	____________%

9 List each Assignor, as appropriate.
10 List each Assignee, as appropriate.
11 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
12 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[7.	Trade Date:	______________________________][13]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][14] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][15]

By:
Title:

13 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
14 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
15 To be added only if the consent of the Borrowers and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of Section 10.06 of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.                    Representations and Warranties.
1.1.               Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.               Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.16
3.                    General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

16 Subject to Section 10.06(b)(vii) of the Credit Agreement.

EXHIBIT F
FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date:  ___________, _____
To:	Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.16 of that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Each of ______________________ (the "Designated Borrower") and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.
The documents required to be delivered to the Administrative Agent under Section 2.16 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
Complete if the Designated Borrower is a Domestic Subsidiary:  The true and correct U.S. taxpayer identification number of the Designated Borrower is _____________.
Complete if the Designated Borrower is a Foreign Subsidiary:  The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:
Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower.  Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.16 of the Credit Agreement.
This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK
IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
[DESIGNATED BORROWER]

By:
Title:

COLUMBUS MCKINNON CORPORATION

By:
Title:

EXHIBIT G

FORM OF DESIGNATED BORROWER NOTICE

Date:  ___________, _____
To:	Columbus McKinnon Corporation
The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:
This Designated Borrower Notice is made and delivered pursuant to Section 2.16 of that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [_________________________] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.
This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.
BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

EXHIBIT H-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.  If Lender is an entity disregarded as separate from its owner for U.S. tax purposes, this form shall be signed by the beneficial owner of such entity.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Company, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

                          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[  ]

EXHIBIT H-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.  If the Participant is an entity disregarded as separate from its owner for U.S. tax purposes, this form shall be signed by the beneficial owner of such entity.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

                          Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[  ]

EXHIBIT H-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments in question are not effectively connected with the undersigned's or its partner/members' conduct of a U.S. trade or business.  If the Participant is an entity disregarded as separate from its owner for U.S. tax purposes, this form shall be signed by the beneficial owner of such entity.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[  ]

EXHIBIT H-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of October 19, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Columbus McKinnon Corporation, a New York corporation (the "Company"), certain Subsidiaries of the Company party thereto as additional borrowers (together with the Company, the "Borrowers"), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.
Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments in question are not effectively connected with the undersigned's or its partner/members' conduct of a U.S. trade or business.  If the Lender is an entity disregarded as separate from its owner for U.S. tax purposes, this form shall be signed by the beneficial owner of such entity.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Company, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[  ]